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                                                                     EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                        COVAD COMMUNICATIONS GROUP, INC.,

                     COVAD COMMUNICATIONS INVESTMENT CORP.,

                                  GOBEAM, INC.

                                       AND

                       EDUARDO BRICENO, AS REPRESENTATIVE

                                                                   MARCH 2, 2004

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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of March 2, 2004 (the "AGREEMENT DATE") by and among Covad Communications Group, Inc., a Delaware corporation ("ACQUIROR"), Covad Communications Investment Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror ("MERGER SUB"), GoBeam, Inc., a Delaware corporation (the "COMPANY"), and Eduardo Briceno, as Representative, solely with respect to
ARTICLE 12 hereof and such other provisions hereof which specifically refer to such Representative (the "REPRESENTATIVE").

                                    RECITALS

         A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the "MERGER"), with the Company to be the surviving corporation of the Merger (the "SURVIVING CORPORATION"), on the terms and subject to the conditions of this Agreement and pursuant to a Certificate of Merger substantially in the form attached hereto as Exhibit A (the "CERTIFICATE OF MERGER") and the applicable provisions of the laws of the State of Delaware.

         B. The Boards of Directors of Acquiror, Merger Sub and the Company have determined that the Merger is in the best interests of their respective companies and stockholders and have approved and declared advisable this Agreement and the Merger.

         C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquiror's willingness to enter into this Agreement, Acquiror, the Company and certain of the holders of the Company's Series A Stock (as defined below) are entering into an interim funding agreement dated as of the Agreement Date (the "INTERIM FUNDING AGREEMENT") pursuant to which such holders have agreed to continue to fund the Company in the ordinary course and consistent with past practices through the issuance of secured promissory notes, convertible into shares of Company Series A Stock immediately prior to the Effective Time.

         D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquiror's willingness to enter into this Agreement, each Company Stockholder (as defined in ARTICLE 1) listed on Exhibit B-1 is executing and delivering to Acquiror a Voting Agreement substantially in the form attached hereto as Exhibit B-2 (the "VOTING AGREEMENT").

         E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquiror's willingness to enter into this Agreement, each of the employees of the Company listed on Exhibit C-1 is executing and delivering to Acquiror an Employment Offer Letter substantially in the form attached hereto as Exhibit C-2 (the "EMPLOYMENT OFFER LETTER"), which letter shall become effective only upon the Effective Time (as defined in ARTICLE 1).

         F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquiror's willingness to enter into this Agreement, each of the

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individuals listed on Exhibit D-1 is executing and delivering to Acquiror a
Non-Solicitation Agreement substantially in the form attached hereto as Exhibit D-2 (the "NON-SOLICITATION AGREEMENT"), which agreement shall become effective only upon the Effective Time.

         G. Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

                                   ARTICLE 1
                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

                  "ACQUIROR ANCILLARY AGREEMENTS" means, collectively, each certificate to be delivered on behalf of Acquiror by an officer or officers of Acquiror at the Closing pursuant to ARTICLE 8 and each agreement or document (other than this Agreement) that Acquiror is to enter into as a party thereto pursuant to this Agreement.

                  "ACQUIROR COMMON STOCK" means the Common Stock, par value $0.001 per share, of Acquiror.

                  "ACQUIROR STOCK PRICE" shall mean the average of the closing prices for one share of Acquiror Common Stock as quoted on the Over the Counter Bulletin Board for the ten consecutive trading days ending on (and including) the trading day that is three trading days prior to the Closing Date as reported on www.nasdaq.com; provided, however, that if such calculation would yield an Acquiror Stock Price that is less than $2.50, then the Acquiror Stock Price shall be deemed to be equal to (i) $2.50, minus (ii) one-half of the difference between $2.50 and the Acquiror Stock Price that would otherwise result from such calculation; and provided, further, that in no event shall the Acquiror Stock Price be lower than $2.375.

                  "AFFILIATE" shall have the meaning set forth in Rule 145 promulgated under the Securities Act.

                  "ALTERNATIVE TRANSACTION" means: (A) any acquisition or purchase of Company Capital Stock from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing more than a 50% voting interest in any class or series of Company Capital Stock or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Company Capital Stock representing 50% or more of the voting interest in any class or series of Company Capital Stock or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the Company Stockholders immediately preceding such transaction hold less than 80% of the equity interests in any class or series of capital stock of the surviving

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or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license, acquisition or disposition of a substantial portion of the assets of the Company; (C) any sale, lease, exchange, transfer, license or disposition to a third party of the Company Business; or (D) any initial public offering of capital stock or other securities of the Company pursuant to a registration statement filed under the Securities Act.

                  "APPLICABLE LAW" means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

                  "ASSUMED BONUS PAYMENTS" means the accrued liability of the Company in connection with the Company's obligation to pay (i) to certain Company employees identified on Schedule 3.16(d) the bonuses calculated in the manner set forth on Schedule 3.16(d), pursuant to the Company Sale Participation Program, and (ii) to Robert Stevenson pursuant to the Stevenson Agreement, the claims for payment of which will be exchanged for shares of Acquiror Common Stock as set forth in Section 6.9. Any bonus payments pursuant to the Company Sale Participation Program or the Stevenson Agreement in excess of the dollar amounts set forth on the Spreadsheet shall constitute "Damages" for purposes of
ARTICLE 12 without regard to the Basket (as defined in Section 12.3(b)).

                  "BALANCE SHEET DATE" means December 31, 2003, the date of the Company Balance Sheet.

                  "BANKER MERGER EXPENSES" means all Merger Expenses for financial advisors and investment bankers.

                  "CALIFORNIA LAW" means the General Corporation Law of the State of California.

                  "CERTIFICATE OF AMENDMENT" means the certificate of amendment to the Company's Certificate of Incorporation in the form attached hereto as Exhibit E.

                  "CLOSING" means the closing of the transactions to consummate the Merger.

                  "CLOSING DATE" means a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in ARTICLE 8 and ARTICLE 9, or at such other time, date and location as the parties hereto agree in writing. Unless otherwise agreed by Acquiror and the Company, the Closing shall not occur prior to May 1, 2004.

                  "CLOSING MERGER EXPENSE CERTIFICATE" means a certificate executed by the President or Chief Executive Officer of the Company, dated as of the Closing Date, certifying the amount of unpaid Merger Expenses (including an itemized list of each Merger Expense and the Person to whom such expense was or is owed). The Closing Merger Expense Certificate shall include a representation of the Company, certified by the President or Chief Executive Officer of the Company, that such certificate includes all of the unpaid Merger Expenses payable at or following the Closing Date, it being the expressed intent of the Company and Acquiror that there be no Indemnifiable Merger Expenses.

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                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMON CONVERSION NUMBER" shall mean the quotient obtained by dividing (A) the Total Remaining Consideration by (B) the product of (1) the Fully-Diluted Company Common Stock and (2) the Acquiror Stock Price.

                  "COMPANY ANCILLARY AGREEMENTS" means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to ARTICLE 10 and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

                  "COMPANY BALANCE SHEET" means the Company's unaudited balance sheet as of December 31, 2003 included in the Company Financial Statements.

                  "COMPANY BUSINESS" means the business of the Company and its Subsidiaries as presently conducted.

                  "COMPANY CAPITAL STOCK" means the capital stock of the Company.

                  "COMPANY COMMON STOCK" means the Common Stock, par value $0.0001 per share, of the Company.

                  "COMPANY FINANCIAL STATEMENTS" means (A) the Company's audited consolidated balance sheet dated December 31, 2002; (B) the Company's unaudited consolidated balance sheet dated December 31, 2003; (C) the Company's audited consolidated statement of operations, statement of cash flows and statement of stockholders' equity for the year ended December 31, 2002; (D) the Company's unaudited consolidated statement of operations, statement of cash flows and statement of stockholders' equity for the year ended December 31, 2003; and (E) any notes to the foregoing financial statements.

                  "COMPANY MATERIAL CONTRACT" means any Contract in effect on the date of this Agreement and required to be listed on the Company Disclosure Letter pursuant to Section 3.11 or Section 3.13.

                  "COMPANY OPTION PLAN" means the 2000 Employee and Consultant Equity Incentive Plan of the Company, as amended.

                  "COMPANY OPTIONHOLDERS" means the holders of Company Options.

                  "COMPANY OPTIONS" means options to purchase shares of Company Capital Stock.

                  "COMPANY PREFERRED STOCK" means the Company Series A Stock.

                  "COMPANY SALE PARTICIPATION PROGRAM" means the Company's Amended and Restated 2004 Sale Participation Program, as may be amended from time to time.

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                  "COMPANY SECURITYHOLDERS" means the Company Stockholders,
Company Optionholders and Company Warrantholders, collectively.

                  "COMPANY SERIES A STOCK" means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

                  "COMPANY STOCKHOLDERS" means the holders of shares of Company Capital Stock.

                  "COMPANY SUBSIDIARY" means a corporation or other business entity in which the Company owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

                  "COMPANY WARRANTHOLDERS" means the holders of Company
Warrants.

                  "COMPANY WARRANTS" means warrants to purchase shares of Company Capital Stock.

                  "CONTRACT" means any written or oral legally binding contract, agreement, instrument, arrangement, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

                  "DELAWARE LAW" means the General Corporation Law of the State of Delaware.

                  "DISSENTERS DEADLINE DATE" means the first date at or after the Effective Time on which no holder of Company Capital Stock as of immediately prior to the Effective Time has an opportunity to perfect dissenters' rights or appraisal rights in accordance with Delaware Law or California Law in connection with the Merger in respect of any shares of Company Capital Stock.

                  "DISSENTING SHARES" means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters' rights or appraisal rights shall have been perfected prior to the Dissenters Deadline Date in accordance with Delaware Law or California Law in connection with the Merger.

                  "DOCUMENTATION" means, collectively, programmers' notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products or any products in development of the Company or its Subsidiaries, whether in tangible or electronic form, whether owned by the Company or its Subsidiaries or held by the Company or its Subsidiaries under any licenses or sublicenses (or similar grants of rights).

                  "EFFECTIVE TIME" means the time of the filing of the Certificate of Merger (or such later time as may be mutually agreed in writing by the Company and Acquiror and specified in the Certificate of Merger).

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                  "ENCUMBRANCE" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). An inability to sell a security without registering such security for sale under the Securities Act or other federal securities laws shall not represent an Encumbrance.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" means any entity which is a member of: (A) a "controlled group of corporations," as defined in Section 414(b) of the Code;
(B) a group of entities under "common control," as defined in Section 414(c) of the Code; or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

                  "ESCROW EXPENSE SHARES" shall mean the number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (A) the aggregate sum of the Merger Expenses as set forth on the Closing Merger Expense Certificate by (B) the Acquiror Stock Price.

                  "ESCROW SHARES" shall mean the number of shares of Acquiror Common Stock equal to 11.33% of the number of shares of Acquiror Common Stock into which the shares of Company Capital Stock outstanding immediately prior to the Effective Time are converted pursuant to the Merger as provided in Sections 2.1(b)(i) and 2.1(b)(ii) and which are issuable in exchange for outstanding claims pursuant to the Assumed Bonus Payments, in accordance with Section 6.9 hereof; provided, however, that in the event that Acquiror elects to pay all outstanding claims pursuant to the Assumed Bonus Payments in cash, then "Escrow Shares" shall mean that number of shares of Acquiror Common Stock equal to 11.93% of the number of shares of Acquiror Common Stock into which the shares of Company Capital Stock outstanding immediately prior to the Effective Time are converted pursuant to the Merger as provided in Sections 2.1(b)(i) and 2.1(b)(ii).

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "EXPIRATION DATE" means that day which is the 425th day following the Closing Date.

                  "FULLY-DILUTED COMPANY COMMON STOCK" means the sum, without duplication, of (A) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, (B) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Series A Stock issued and outstanding immediately prior to the Effective Time, (C) the aggregate number of shares of Company Common Stock issuable upon the exercise of Company Options and Company Warrants or other direct or indirect rights to acquire shares of Company Common

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Stock that are issued and outstanding immediately prior to the Effective Time
(whether or not then vested or exercisable), and (D) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock issuable upon the conversion of convertible promissory notes or other direct or indirect rights to acquire shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

                  "FULLY-DILUTED COMPANY SERIES A STOCK" means the sum, without duplication, of (A) the aggregate number of shares of Company Series A Stock that are issued and outstanding immediately prior to the Effective Time and (B) the aggregate number of shares of Company Series A Stock issuable upon the conversion of convertible promissory notes or other direct or indirect rights to acquire shares of Company Series A Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

                  "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

                  "GOVERNMENTAL AUTHORITY" means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

                  "INTELLECTUAL PROPERTY" means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers' notes, memoranda and records.

                  "KNOWLEDGE" means the knowledge of a particular fact, circumstance, event or other matter in question of the executive officers and directors of an entity (and with respect to Section 3.13, any current employees of the Company who have direct responsibility for technology development activity for the Company) (collectively, the "ENTITY REPRESENTATIVES"). Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter would reasonably be expected to be known by an individual who has the duties and responsibilities of such Entity Representative or, in the case of an executive officer of an entity, if knowledge of such fact or circumstance could be obtained by inquiry of the employees of such entity directly reporting to such executive officer.

                  "LIABILITIES" means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown,

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including those arising under any law, action or governmental order and those arising under any Contract.

                  "MATERIAL ADVERSE CHANGE" and "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, products assets (including intangible assets), Intellectual Property, liabilities, business, employees, management, operations or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect directly results from: (A) changes in general economic conditions; (B) changes affecting the industry generally in which such entity operates; (C) the direct effect of the public announcement or pendency of the transactions contemplated hereby on the employees, customers or suppliers of such entity; or
(D) the direct effect of actions by the Company or a Company Subsidiary taken at the direction or request of Acquiror pursuant to this Agreement.

                  "MERGER EXPENSES" means all out-of-pocket costs and expenses incurred by the Company directly related to the Merger and this Agreement and the transactions contemplated hereby, (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants and including, without limitation, any Banker Merger Expenses). Any unpaid Merger Expenses that have not been set forth on the Closing Merger Expense Certificate are collectively referred to as "INDEMNIFIABLE MERGER EXPENSES" and shall constitute "Damages" for purposes of ARTICLE 12 without regard to the Basket (as defined in Section 12.3(b)).

                  "MERGER SUB ANCILLARY AGREEMENTS" means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to ARTICLE 8 and each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

                  "MERGER SUB COMMON STOCK" means the Common Stock, par value $0.001 per share, of Merger Sub.

                  "PERMITTED ENCUMBRANCES" means: (A) statutory liens for taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Business.

                  "PERSON" means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

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                  "PERSONNEL AWARDS" means that number of restricted shares of
Acquiror Common Stock equal to the quotient obtained by dividing $1,500,000 by the Acquiror Stock Price, which restricted shares shall be issued by Acquiror as provided in Section 6.8 hereof to certain employees of the Company to be identified and in an amount per person to be determined by Acquiror in its sole discretion prior to the Closing.

                  "SEC" means the Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SERIES A CONVERSION NUMBER" means the sum of (A) the quotient obtained by dividing the Total Preference Consideration by the product of (1) the Fully-Diluted Company Series A Stock and (2) the Acquiror Stock Price, plus
(B) the Common Conversion Number.

                  "SPREADSHEET" means a spreadsheet in form reasonably acceptable to Acquiror, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to holders of Company Capital Stock, Company Options and Company Warrants and persons entitled to receive shares of Acquiror Common Stock pursuant to Section 6.9 hereof in exchange for outstanding claims pursuant to the Assumed Bonus Payments: (A) the names of all the Company Stockholders, Company Optionholders and Company Warrantholders and persons entitled to receive shares of Acquiror Common Stock pursuant to Section 6.9 hereof in exchange for outstanding claims pursuant to the Assumed Bonus Payments, and their respective last known addresses and (where available) taxpayer identification numbers; (B) the number and kind of shares of Company Capital Stock held by, or subject to the Company Options or Company Warrants held by, such Persons and, in the case of outstanding shares, the respective certificate numbers; (C) the exercise price per share in effect for each Company Option and Company Warrant; (D) the vesting arrangements with respect to Company Options and Unvested Company Shares; (E) the number of Vested Company Options; (F) the calculation of the Fully-Diluted Company Common Stock, Fully-Diluted Company Series A Stock, Common Conversion Number, Series A Conversion Number, Total Merger Consideration, Total Preference Consideration and Total Remaining Merger Consideration; (G) the number of shares of Acquiror Common Stock issuable to each Company Stockholder in exchange for the Company Capital Stock held by such Persons and the number of shares of Acquiror Common Stock issuable upon a complete exercise of the Company Options held by each Company Option Holder; (H) the Pro Rata Share (as defined in Section 2.3 and expressed both as a percentage and as a number of shares) of Acquiror Common Stock of each Company Stockholder or each person entitled to receive shares of Acquiror Common Stock in exchange for Assumed Bonus Payments pursuant to Section
6.9 hereof, as the case may be, in the Escrow Shares; and (I) the Expense Shares Pro Rata Share (as defined in Section 2.3 and expressed both as a percentage and as a number of shares) of Acquiror Common Stock of each Company Stockholder in the Escrow Expense Shares.

                  "STEVENSON AGREEMENT" means that certain Independent Consultant Agreement dated as of September 1, 2003 between the Company and Robert Stevenson, as extended and amended, which provides for a bonus payment in connection with the sale of the Company.

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                  "TAX" (and, with correlative meaning, "TAXES") means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and
(C) any liability for the payment of any amounts of the type described in clause
(A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

                  "TOTAL CONSIDERATION" means (A) $46,500,000, plus the aggregate exercise price of all Company Options and Company Warrants as of the Closing Date, minus (B) any amount of Assumed Bonus Payments. Notwithstanding any other provision hereof, in no event shall the aggregate number of shares of Acquiror Common Stock issued by Acquiror, or issuable pursuant to Company Options and Company Warrants, to the holders of Company Capital Stock, Company Options and Company Warrants have a value, based on a per share value equal to the Acquiror Stock Price, that exceeds the Total Consideration.

                  "TOTAL PREFERENCE CONSIDERATION" means the product obtained by multiplying (A) the Fully-Diluted Company Series A Stock by (B) $0.43086; provided, that if the Total Preference Consideration would otherwise exceed the Total Consideration, then the Total Preference Consideration shall equal the Total Consideration.

                  "TOTAL REMAINING CONSIDERATION" means (A) the Total Consideration less (B) the Total Preference Consideration.

                  "UNVESTED COMPANY OPTIONS" means any Company Options that are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such Company Option or the shares subject thereto may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any stock option agreement or stock option exercise agreement).

                  "UNVESTED COMPANY SHARES" means any shares of Company Capital Stock that are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such shares may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any restricted stock purchase agreement, stock option agreement or stock option exercise agreement).

                  "VESTED COMPANY OPTIONS" means Company Options that are not Unvested Company Options.

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         Other capitalized terms defined elsewhere in this Agreement and not defined in this ARTICLE 1 shall have the meanings assigned to such terms in this Agreement.

                                   ARTICLE 2
                                   THE MERGER

         2.1      Conversion of Shares.

                  (a) Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.

                  (b) Conversion of Company Capital Stock, Company Options and Company Warrants.

                           (i)      Company Common Stock. Subject to the terms
and conditions of this Agreement, at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive a number of shares of Acquiror Common Stock equal to the Common Conversion Number. The number of shares of Acquiror Common Stock each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded up or down to the nearest whole share and computed after aggregating all shares of Company Common Stock held by such Company Stockholder. The preceding provisions of this Section 2.1(b)(i) are subject to the provisions of Section 2.1(d) (regarding rights of holders of Dissenting Shares), Section 2.1(g) (regarding the continuation of vesting and repurchase rights) and Section 2.3 (regarding the withholding of Escrow Shares and Escrow Expense Shares).

                           (ii)     Company Series A Stock. Subject to the terms
and conditions of this Agreement, at the Effective Time, each share of Company Series A Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive a number of shares of Acquiror Common Stock equal to the Series A Conversion Number. The number of shares of Acquiror Common Stock each Company Stockholder is entitled to receive for the shares of Company Series A Stock held by such Company Stockholder shall be rounded up or down to the nearest whole share and computed after aggregating all shares of Company Series A Stock held by such Company Stockholder. The preceding provisions of this Section 2.1(b)(ii) are subject to the provisions of Section 2.1(d) (regarding rights of holders of Dissenting Shares) and Section 2.3 (regarding the withholding of Escrow Shares and Escrow Expense Shares).

                           (iii)    Company Options. Subject to the terms and
conditions of this Agreement, at the Effective Time, each Company Option that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be assumed by Acquiror in accordance with the terms and provisions of the Company Option Plan and Section 6.6(a) hereof. Each Company Option that immediately prior to the Effective Time was not fully vested shall be subject to the same vesting arrangements that were applicable to such Company Option immediately prior to or at the Effective Time. The preceding provisions of this Section 2.1(b)(iii) are subject to the provisions of Section 2.1(g) (regarding the continuation of vesting and repurchase rights).

                           (iv)     Company Warrants. Subject to the terms and
conditions of this Agreement, at the Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be assumed by Acquiror in accordance with the terms and provisions of such Company Warrant and Section 6.6(b) hereof. The preceding provisions of this Section 2.1(b)(iv) are subject to the provisions of Section 2.1(g) (regarding the continuation of vesting and repurchase rights).

                  (c) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Acquiror Common Stock issuable under this Agreement to any holder of any shares of Company Common Stock or Company Series A Stock, any Company Options or any Company Warrants, such amounts as the Surviving Corporation is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

                  (d) Dissenting Shares. As more fully set forth in Section 8.3, holders of shares of Company Capital Stock who have complied with all requirements for perfecting appraisal rights, as set forth in Section 262 of Delaware Law and/or dissenters' rights under Section 1300 of California Law, and who have not withdrawn or lost such appraisal or dissenters' rights under Delaware Law or California Law, shall be entitled to such rights under Delaware Law and/or California Law with respect to such shares.

                  (e)      Cancellation of Company-Owned Stock. Notwithstanding
Section 2.1(b), each share of Company Capital Stock held by the Company or any of its Subsidiaries immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

                  (f) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Acquiror Common Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

                  (g) Continuation of Vesting and Repurchase Rights. If there are any Unvested Company Shares or Unvested Company Options issued and outstanding immediately prior to the Effective Time, then the repurchase option, vesting schedule or other condition applicable to such Unvested Company Shares and Unvested Company Options shall be assigned to Acquiror and the shares issuable upon conversion of such Unvested Company Shares and Unvested Company Options in the Merger (the "UNVESTED SHARES") shall be subject to the same restrictions and vesting arrangements that were applicable to such Unvested Shares immediately prior to or at the Effective Time. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Acquiror (or its assignee) is entitled to exercise any such repurchase option, vesting schedule or other condition, such that upon termination of service, any Unvested Shares shall be forfeited to, or subject to repurchase by, the Surviving Corporation or Acquiror without compensation to such holder (other than payment of the original purchase price of any Unvested Company Shares in respect of which Unvested Shares have been issued or the original purchase price paid for Unvested Shares, as the case may be).

         2.2 Other Rights Not Assumed. Acquiror is not assuming, and shall not assume, any obligations or Liabilities under (a) the Company Option Plan,
(b) any promissory note convertible or exchangeable for shares of Company Capital Stock, or (c) any other direct or indirect rights to acquire shares of Company Capital Stock (other than the assumption of Company Warrants and Company Options as set forth herein). On the Closing Date, the Company Plan, any such promissory notes and any such other direct or indirect rights to acquire shares of Company Capital Stock shall be terminated without further obligation or Liability of the Company, Acquiror or the Surviving Corporation (other than as contemplated by Section 2.1(b) or Section 6.6).

         2.3      Escrow.

                  (a) Escrow Shares. At the Effective Time, Acquiror shall withhold the Escrow Shares from the shares of Acquiror Common Stock issuable pursuant to Section 2.1(b)(i) and Section 2.1(b)(ii) to the Company Stockholders as of immediately prior to the Effective Time (other than holders solely of shares of Company Capital Stock which constitute and remain Dissenting Shares) and the shares of Acquiror Common Stock issuable in accordance with Section 6.9 hereof for Assumed Bonus Payments to the individuals having the right to receive Assumed Bonus Payments ("EFFECTIVE TIME HOLDERS"), on a pro rata basis (based upon the number of shares of Acquiror Common Stock each such holder or individual, as the case may be, is entitled to receive pursuant to Section 2.1(b)(i) and Section 2.1(b)(ii) with respect to its shares of Company Capital Stock (other than Dissenting Shares) or, as the case may be, pursuant to Section
6.9 hereof with respect to its Assumed Bonus Payments, relative to the number of shares of Acquiror Common Stock that all such holders or individuals, as the case may be, are entitled to receive pursuant to Section 2.1(b)(i) and Section 2.1(b)(ii) with respect to their shares of Company Capital Stock (other than Dissenting Shares)), or as the case may be, pursuant to Section 6.9 hereof with respect to its Assumed Bonus Payments ("PRO RATA SHARE").

                  (b) Escrow Expense Shares. At the Effective Time, Acquiror shall withhold the Escrow Expense Shares from the shares of Acquiror Common Stock issuable pursuant to Section 2.1(b)(i) and Section 2.1(b)(ii) to the Company Stockholders as of immediately prior to the Effective Time (other than holders solely of shares of Company Capital Stock which constitute and remain Dissenting Shares) ("EXPENSE SHARES EFFECTIVE TIME HOLDERS"), on a pro rata basis (based upon the number of shares of Acquiror Common Stock each such holder is entitled to receive pursuant to Section 2.1(b)(i) and Section 2.1(b)(ii) with respect to its shares of Company Capital Stock (other than Dissenting Shares), relative to the number of shares of Acquiror Common Stock that all such holders are entitled to receive pursuant to Section 2.1(b)(i) and
Section 2.1(b)(ii) with respect to their shares of Company Capital Stock (other than Dissenting Shares)) ("EXPENSE SHARES PRO RATA SHARE").

                  (c) Escrow Agreement. Prior to the Closing, Acquiror, the Representative and an escrow agent reasonably acceptable to Acquiror and the Representative (the "ESCROW AGENT") shall enter into an escrow agreement substantially in the form attached hereto as Exhibit F (the "ESCROW AGREEMENT"). Within ten business days after the Closing Date, Acquiror shall cause the Escrow Shares and within three business days after the Closing Date, Acquiror shall cause the Escrow Expense Shares to be deposited with the Escrow Agent. The payment of any Escrow Shares in satisfaction of any indemnification obligations under ARTICLE 12 and the use of Escrow Expense Shares to satisfy Merger Expenses shall be made, with respect to each Effective Time Holder and Expense Share Effective Time Holder, first with shares from such Effective Time Holder's or Expense Share Effective Time Holder's Pro Rata Share that are not then unvested and then, if such shares of such Effective Time Holder or Expense Share Effective Time Holder are insufficient to satisfy such indemnification obligation and only to the extent of such insufficiency, shall such payment be made with such Effective Time Holder's or Expense Share Effective Time Holder's Unvested Shares. Acquiror shall hold the Escrow Shares as the sole and exclusive remedy (except as otherwise provided in ARTICLE 12) for the Effective Time Holders' indemnification obligations for Damages under ARTICLE 12. Any Escrow Expense Shares remaining after satisfaction of all Merger Expenses (other than Indemnifiable Merger Expenses) shall be added to the Escrow Fund and deemed to be Escrow Shares. If, after liquidation of all Escrow Expense Shares, the proceeds from the sale of all Escrow Expense Shares are insufficient to satisfy all Merger Expenses (other than Indemnifiable Merger Expenses), Acquiror shall promptly pay any such remaining Merger Expenses.

         2.4      Effects of the Merger.  At and upon the Effective Time:

                  (a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

                  (b) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger;

                  (c) the Bylaws of Merger Sub shall continue unchanged and be the Bylaws of the Surviving Corporation;

                  (d) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;

                  (e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

                  (f) the Merger shall, from and after the Effective Time, have all of the effects provided by Delaware Law.

         2.5      Tax Consequences and Withholding.

                  (a) It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code. By executing this Agreement, the parties intend to adopt a "plan of reorganization" within the meaning of Section 354(a) of the Code. However, except as expressly set forth herein or in the exhibits hereto, Acquiror makes no representations or warranties to the Company or to the Company securityholder regarding the tax treatment of the Merger, whether the Merger will qualify as a "reorganization" under the Code, or any of the tax consequences to the Company or any the Company securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and its securityholders are relying solely on their own tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

                  (b) Acquiror or Acquiror's agent shall be entitled to deduct and withhold from the Total Consideration or other payment otherwise payable pursuant to this Agreement to any Company Stockholder, Company Optionholder or Company Warrantholder, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder, Company Optionholder or Company Warrantholder in respect of whom such deduction and withholding was made.

                  (c) The parties agree not to take any position on any tax return inconsistent with the qualification of the Merger as a reorganization under the Code, or to knowingly do any act or thing that would cause the Merger not to qualify as a reorganization under the Code.

         2.6 Further Assurances. If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Acquiror, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Company addressed to Acquiror, dated as of the Agreement Date and delivered to Acquiror concurrently with the parties' execution of this Agreement (the "COMPANY DISCLOSURE LETTER") referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this ARTICLE 3 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by the Company under this ARTICLE 3), provided, however, that the fact that any disclosure in the Company Disclosure Letter is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure in the Company Disclosure Letter would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty), the Company represents and warrants to Acquiror as of the date hereof as follows:

         3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and corporate authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on the Company; without limiting the foregoing, the Company is so qualified or licensed in each jurisdiction listed on Schedule 3.1 of the Company Disclosure Letter. The Company has delivered or made available to Acquiror's legal counsel true and complete copies of the currently effective Certificate of Incorporation and Bylaws of the Company, each as amended to date. The Company is not in violation of its Certificate of Incorporation or Bylaws, each as amended to date.

         3.2 Subsidiaries. Schedule 3.2 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Subsidiary. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Company Subsidiary has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on the Company; without limiting the foregoing, each respective Company Subsidiary is so qualified or licensed in each jurisdiction listed on Schedule 3.2 of the Company Disclosure Letter. The Company has delivered or made available to Acquiror's legal counsel true and complete copies of the currently effective Certificate of Incorporation and Bylaws (or other comparable charter documents) of each Company Subsidiary, each as amended to date. Each Company Subsidiary is not in violation of its Certificate of Incorporation or Bylaws (or other comparable charter documents), each as amended to date. The Company is the owner of all of the issued and outstanding shares of capital stock of each Company Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of capital stock of each Company Subsidiary are owned by the Company free and clear of all Encumbrances (other than Permitted Encumbrances) and are not subject to any preemptive right or right of first refusal created by statute, the Certificate of Incorporation and Bylaws (or other comparable charter documents), as applicable, of such Company Subsidiary or any agreement to which such Company Subsidiary is a party or by which it is bound. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of capital stock of a Company Subsidiary or any securities or debt convertible into or exchangeable for capital stock of a Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement. Other than the Subsidiaries set forth in
Schedule 3.2, the Company does not have any Company Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

         3.3      Power, Authorization and Validity.

                  (a) Power and Authority. Subject to approval of the Merger, the Certificate of Amendment and the adoption of this Agreement by (i) holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (ii) holders of at least fifty-five percent (55%) of the outstanding shares of Company Series A Stock (voting as a separate voting class), and (iii) holders of a majority of the outstanding shares of Company Common Stock (voting as a separate voting class) (the "COMPANY STOCKHOLDER APPROVAL"), the Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger. The Merger, the Certificate of Amendment and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by the Company's Board of Directors. The Company has executed with the Company Stockholders listed on Exhibit B-1 and delivered to Acquiror the Voting Agreement under which such Company Stockholders have agreed to vote their shares of Company Stock in favor of the Merger, the Certificate of Amendment and the execution, delivery and performance by the Company of this Agreement, which votes are sufficient to obtain the Company Stockholder Approval.

                  (b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger

(including the consent of any Person required to be obtained in order to keep any Contract between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such Contract following the Merger), except for (i) the filing of the Certificate of Merger and the Certificate of Amendment with the Delaware Secretary of State,
(ii) the filing of the Permit Application (as such term is defined in Section 7.1(a) with the California Commissioner (as such term is defined in Section 7.1(a)), and (iii) the Company Stockholder Approval.

                  (c) Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

         3.4      Capitalization of the Company.

                  (a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of 117,000,000 shares of Company Common Stock and 96,000,000 shares of Company Series A Stock. A total of 7,488,242 shares of Company Common Stock and 81,976,966 shares of Company Series A Stock are issued and outstanding as of the Agreement Date. Each share of Company Preferred Stock is convertible (or shall be upon the filing of the Certificate of Amendment) into one share of Company Common Stock. The numbers and kind of issued and outstanding shares of Company Capital Stock held by each Company Stockholder as of the Agreement Date are set forth on Schedule 3.4(a) of the Company Disclosure Letter, and no shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Letter, and no such shares shall be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Letter except for shares of Company Capital Stock issued pursuant to the exercise of outstanding Company Options listed on Schedule 3.4(b)-1 of the Company Disclosure Letter or Company Warrants listed on Schedule 3.4(b)-2 of the Company Disclosure Letter, the conversion of convertible promissory notes or pursuant to the conversion of outstanding shares of Company Preferred Stock. The Company holds no treasury shares. All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and, except under the agreements to be terminated pursuant to
Section 10.11 hereof, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company.

                  (b) Options, Warrants and Rights. The Company has reserved an aggregate of 14,457,480 shares of Company Common Stock for issuance pursuant to the Company Option Plan (including shares subject to outstanding Company Options). A total of 11,552,744 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date and as of the Closing Date, except for Company Options outstanding as of the Agreement Date that are exercised in accordance with their terms prior to the Closing Date.
Schedule 3.4(b)-1 of the Company Disclosure Letter sets forth, as of March 1, 2004, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, (iv) the vesting schedule for such Company Option, (v) the extent such Company Option is vested as of the Agreement Date, (vi) whether such Company Option is an incentive stock option or non-statutory stock option under the Code, (vii) whether the exercisability of such Company Option shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any, and (viii) whether such Company Option was granted under the Company Option Plan. The terms of the Company Option Plan permit the assumption by Acquiror of Company Options for options exercisable for shares of Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such Company Options, the Company Stockholders or otherwise and without acceleration of the exercise schedule or vesting provisions in effect for such Company Options except for such acceleration as is set forth on Schedule 3.4(b)-1. Schedule 3.4(b)-2 of the Company Disclosure Letter sets forth, for each Company Warrant, (i) the name of the holder of such Company Warrant, (ii) the exercise price per share of such Company Warrant, (iii) the number and kind of shares covered by such Company Warrant, (iv) the vesting schedule for such Company Warrant, (v) the extent such Company Warrant is vested as of the Agreement Date, (vi) whether such Company Warrant was issued in connection with the performance of services, and (vii) whether the exercisability of such Company Warrant shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any. Schedule 3.4(b)-3 of the Company Disclosure Letter sets forth all holders of Unvested Company Shares, and for each such Company Stockholder, as of March 1, 2004, (i) the number of Unvested Company Shares held, (ii) the terms of the Company's rights to repurchase such Unvested Company Shares, (iii) the schedule on which such rights lapse and (iv) whether such repurchase rights lapse in full or in part as a result of any of the transactions contemplated by this Agreement or any Company Ancillary Agreement or upon any other event or condition. True and correct copies of the Company Option Plan, the standard agreements under the Company Option Plan, each agreement for each Company Option that does not conform to the standard agreement under the Company Option Plan and each Company Warrant have been delivered or made available by the Company to Acquiror's legal counsel. All Company Options and Company Warrants have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts.

                  (c) No Other Rights. Except for Company Options and Company Warrants and the conversion rights of the Company Preferred Stock and the conversion rights of outstanding convertible preferred promissory notes, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. There are no voting agreements (other than the Voting Agreements), registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company.

         3.5 No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, result in a termination, breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under: (a) any provision of the Certificate of Incorporation or Bylaws (or other comparable charter documents) of the Company or any Company Subsidiary, each as currently in effect and, in the case of the Company, after the filing of the Certificate of Amendment; (b) any Applicable Law applicable to the Company, any Company Subsidiary or any of their respective assets or properties; (c) any Company Material Contract; or (d) any privacy policy of the Company or any Company Subsidiary. Neither the Company's entering into this Agreement nor the consummation of the Merger shall change the obligation or right of the Company or any Company Subsidiary as they exist at the Closing and without giving effect to any action taken by Acquiror after the Closing to make payments to or receive payments from any customer or supplier of the Company or any Company Subsidiary or change the right of the Company or any Company Subsidiary to use any Company IP Rights.

         3.6      Litigation.

                  (a) There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company or any Company Subsidiary (or against any officer, director, employee or agent of the Company or any Company Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or such Company Subsidiary) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company and each Company Subsidiary, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any Company Subsidiary. To the Company's knowledge, there is no basis for any person to assert a claim against the Company based upon the Company's entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement. Other than simple claims for the collection of monies owed to it for the sale of its products and services in the ordinary course of business, neither the Company nor any Company Subsidiary has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

                  (b) To the knowledge of the Company, there is no current basis for any indemnity claim under Section 6.5(a).

         3.7 Taxes. The Company and each Company Subsidiary (and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any Company Subsidiary is or has been a member), (a) has properly completed and timely filed all foreign, federal, state, local and municipal tax and information returns (the "RETURNS") required to be filed by it, (b) has timely paid all taxes required to be paid by it for which payment was due, (c) has established an adequate accrual or reserve in accordance with GAAP for the payment of all taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance

Sheet), (d) has made (or will make on a timely basis) all estimated tax payments required to be made, and (e) has no Liability for taxes in excess of the amount so paid or accruals or reserves so established except for taxes subsequent to the Balance Sheet Date incurred in the ordinary course of business. All such Returns are true, correct and complete, and the Company has provided Acquiror with true and correct copies of such Returns. Neither the Company nor any Company Subsidiary is delinquent in the payment of any tax or in the filing of any Returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against the Company of any Company Subsidiary or any of their respective officers, employees or agents of the Company in their capacity as such. Neither the Company nor any Company Subsidiary has received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (a) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (b) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved. No Return of the Company or any Company Subsidiary is under audit by the Internal Revenue Service or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all taxes determined by such audit to be due from the Company or any Company Subsidiary have been paid in full to the applicable taxing agencies or authorities or adequate reserves therefore have been established and are reflected in the Balance Sheet. No tax liens are currently in effect against any of the assets of the Company or any Company Subsidiary other than liens that arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by the Company or any Company Subsidiary of any statute of limitations with respect to any taxes nor has the Company or any Company Subsidiary agreed to any extension of time for filing any Return that has not been filed. Neither the Company nor any Company Subsidiary has consented to extend to a date later than the Agreement Date the period in which any tax may be assessed or collected by any taxing agency or authority. The Company and each Company Subsidiary have complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding laws), including federal and state income taxes, and have timely filed all withholding tax Returns. Neither the Company nor any Company Subsidiary is a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement nor does the Company or any Company Subsidiary have any liability or potential liability to another party under any such agreement. Neither the Company nor any Company Subsidiary has filed any disclosures under
Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any tax reporting position taken on any Return. Neither the Company nor any Company Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a "tax shelter" transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Company Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. Neither the Company nor any Company

Subsidiary has any liability for the taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither the Company, any Company Subsidiary, nor any "dual resident corporation" (within the meaning of Section 1503(d) of the Code) in which either the Company or any Company Subsidiary is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. Each of the Company and each Company Subsidiary has in its possession official foreign government receipts for any taxes paid by it to any foreign tax agencies and authorities. Other than adjustments caused by events occurring or elections made after the Effective Time, neither the Company nor any Company Subsidiary has been or will be required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither the Company nor any Company Subsidiary has filed any election under Section 341(f) of the Code. Neither the Company nor any Company Subsidiary is a "personal holding company" within the meaning of the Code. Neither the Company nor any Company Subsidiary has ever been a "United States real property holding corporation" within the meaning of Section 897 of the Code, and the Company and each Company Subsidiary has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations. Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

         3.8 Company Financial Statements. Schedule 3.8 of the Company Disclosure Letter includes the Company Financial Statements. The Company Financial Statements: (a) are derived from and are in accordance with the books and records of the Company; (b) fairly present the consolidated financial condition of the Company and its Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount); and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except that the unaudited financial statements do not have notes thereto). The Company and its Subsidiaries have no Liability, except for those (a) shown on the Company Balance Sheet and (b) that were incurred after the Balance Sheet Date in the ordinary course of the Company's business consistent with its past practices, that (i) are not in excess of $50,000, either individually or collectively, and (ii) would not be reasonably likely to have a Material Adverse Effect on the Company. All reserves established by the Company that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP.

         3.9 Title to Properties. The Company and each Company Subsidiary has good and marketable title to all of their respective assets and properties (including those shown on the Company Balance Sheet but excluding Company-Owned IP Rights, which are addressed in Section 3.13(g)), free and clear of all Encumbrances, other than Permitted Encumbrances. Such assets are sufficient for the continued operation of the Company Business. All properties used in the operations of the Company Business are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or any Company Subsidiary or used in the Company Business are in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which the Company or any Company Subsidiary is a party are fully effective and afford the Company or such Company Subsidiary a valid leasehold possession of the real or personal property that is the subject of the lease. Neither the Company nor any Company Subsidiary owns any real property. Schedule 3.9 of the Company Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned by the Company and its Subsidiaries with a book value of $10,000 or greater.

         3.10 Absence of Certain Changes. Since the Balance Sheet Date, the Company and each Company Subsidiary has operated its business in the ordinary course consistent with its past practices, and since such date there has not been with respect to the Company or any Company Subsidiary any:

                  (a) Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;

                  (b) amendment or change in its Certificate of Incorporation or Bylaws (or other comparable charter documents), except that the Certificate of Amendment will be filed to amend the Certificate of Incorporation prior to Closing;

                  (c) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability for borrowed money other than pursuant to Interim Funding Arrangements, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

                  (d) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder's termination of employment or services with it or pursuant to any right of first refusal;

                  (e) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of $15,000 for any single Liability to a particular creditor;

                  (f) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company IP Rights (as defined in Section 3.13(a)) and other intangible assets), properties or goodwill other than the sale or non-exclusive license of its products or services to its customers in the ordinary course of its business consistent with its past practices;

                  (g) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

                  (h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Option Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

                  (i) other than with respect to the Company Sale Participation Program or the Stevenson Agreement, each as amended through the date of this Agreement, change or increase in the compensation payable or to become payable to any of its officers, directors, employees or agents, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors, employees or agents (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 5% of such base salaries);

                  (j) change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

                  (k) other than with respect to the Company Sale Participation Program, the Stevenson Agreement and the Interim Funding Arrangements, Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

                  (l) making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

                  (m) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Company Material Contract (or any other right or obligation) other than in the ordinary course of its business consistent with its past practices, any default by it under such Contract (or other right or obligation), or any written or, to the Company's knowledge, oral indication or assertion by the other party thereto of any material problems with its services or performance under such Company Material Contract (or other right or obligation) or such other party's desire to so amend, relinquish, terminate or not renew any such Company Material Contract (or other right or obligation);

                  (n) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

                  (o) other than Interim Funding Arrangements, entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $25,000 or that is not entered into in the ordinary course of its business consistent with its past practices, or the conduct of any business or operations other than in the ordinary course of its business consistent with its past practices;

                  (p) except for the Letter Agreement between Acquiror and the Company dated February 2, 2004 relating to the transactions contemplated by this Agreement, making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company or any Company Subsidiary;

                  (q) except as required by GAAP, any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

                  (r) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or in an amount in excess of $15,000, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable; or

                  (s) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (r) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

         3.11 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 3.11(a)-(p) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary or any of their respective assets or properties is bound, in each case, as of the Agreement Date:

                  (a) any Contract, other than a customer or end user Contract, providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $25,000 or more;

                  (b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;

                  (c) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it (other than shrinkwrap and other software licenses generally available to the public at a per copy license fee of less than $1,000 per copy);

                  (d) any customer or end user Contract providing for payments by or to it in an amount of $50,000 or more in 2003 or that could reasonably be expected to result in or require payments by or to it in an amount of $50,000 or more in 2004 or that has terms and conditions that differ materially from the standard forms of customer or end user agreements previously provided to or made available to Acquiror;

                  (e)      any joint venture or partnership Contract;

                  (f) any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

                  (g) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

                  (h) any Contract that restricts it from (1) engaging in any aspect of its business, (2) participating or competing in any line of business, market or geographic area, (3) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), or (4) soliciting potential employees, consultants, contractors or other suppliers or customers;

                  (i) any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

                  (j) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreement evidencing incentive stock options or non-statutory stock options under the Company Option Plan, the Company Warrants and the Contracts to be terminated pursuant to Section 10.11 hereof;

                  (k) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

                  (l) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

                  (m) any Contract in which its officers, directors, employees or stockholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise);

                  (n) any Contract pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

                  (o) Any private line networking Contract; any Contract relating to data backhaul; and any Contract relating to connectivity to public switched telephone networks; or

                  (p) any other Contract that is material to it or its business, operations, financial condition, properties or assets.

         A true and complete copy of each agreement or document, including any amendments thereto, required by these subsections (a)-(p) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Letter has been delivered or made available to Acquiror. All Company Material Contracts are in written form.

         3.12     No Default; No Restrictions.

                  (a) Each of the Company Material Contracts is in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Company Subsidiary or to the knowledge of the Company or any Company Subsidiary, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Company Material Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (3) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Company Material Contract, or (4) the right to cancel, terminate or modify any Company Material Contract. The Company has not received any written, or, to the Company's knowledge, oral notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract. Neither the Company nor any of its Subsidiaries has any Liability for renegotiation of government contracts or subcontracts.

                  (b) Except as listed in Schedule 3.11(h) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, and no asset or property of the Company or any Company Subsidiary is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits the Company or any Company Subsidiary or, following the Effective Time, the Surviving Corporation or Acquiror, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which the Company or any Company Subsidiary may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any Company Subsidiary may address in operating the Company Business or restricting the prices which the Company or any Company Subsidiary may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company or any Company Subsidiary of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

         3.13     Intellectual Property.

                  (a) The Company and each Company Subsidiary owns or has the valid right or license to all Intellectual Property used in any Company Product or Service (as defined in Section 3.13(c)) or otherwise used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the "COMPANY IP RIGHTS"). Such Company IP Rights are sufficient for the conduct of the Company Business. As used in this Agreement, "COMPANY-OWNED IP RIGHTS" means Company IP Rights that are owned by the Company or any Company Subsidiary; and "COMPANY-LICENSED IP RIGHTS" means Company IP Rights that are licensed to the Company or any Company Subsidiary by a third party.

                  (b) Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement and/or by the Company Ancillary Agreements shall, in accordance with their terms: (i) constitute a material breach of or default under any instrument, license or other Contract governing any Company IP Right (collectively, the "COMPANY IP RIGHTS AGREEMENTS"); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of the Company or the Surviving Corporation or any Company Subsidiary to use, make, market, license, sell, copy, distribute, or dispose of any Company IP Right or portion thereof. Except as set forth in
Schedule 3.13(b) of the Company Disclosure Letter, there are no royalties, honoraria, fees or other payments payable by the Company or any Company Subsidiary to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, manufacture, marketing, license-in, sale, copying, distribution, or disposition of any Company IP Rights by the Company or any Company Subsidiary, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

                  (c) Schedule 3.13(c) of the Company Disclosure Letter sets forth a list (by name and version number) of each of the products and services currently produced, manufactured, marketed, licensed, sold, furnished or distributed by the Company and its Subsidiaries and each product and service currently under development by the Company or any Company Subsidiary (each a "COMPANY PRODUCT OR SERVICE"). Neither the operation of the Company Business nor the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Product or Service currently used, developed, made, marketed, licensed, sold, distributed, or furnished by the Company or any Company Subsidiary (i) violates any license or other Contract between the Company or such Company Subsidiary and any third party, or (ii) infringes or misappropriates or will infringe or misappropriate, if used in effectively the same manner as currently used by the Company, any Intellectual Property right of any other party. Neither the use, development, manufacture, marketing, license, sale distribution or furnishing of any Company Product or Service currently under development by Company or any

Company Subsidiary, (i) violates any Contract between Company or such Company Subsidiary and any third party, or (ii) infringes or misappropriates, or will infringe or misappropriate, if used in effectively the same manner as currently used by the Company, any Intellectual Property rights of any other party. There is no pending, or to the knowledge of the Company or any Company Subsidiary, threatened, claim or litigation contesting the validity, ownership or right of the Company or any Company Subsidiary to use, develop, make, market, license, sell, distribute or furnish any Company IP Right or Company Product or Service, nor to the knowledge of the Company or any Company Subsidiary is there any legitimate basis for any such claim, nor has the Company or any Company Subsidiary received any written notice asserting that any Company IP Right or the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition thereof conflicts with or infringes the rights of any other party, nor to the knowledge of the Company or any Company Subsidiary is there any legitimate basis for any such assertion. Neither the Company nor any Company Subsidiary has received any written notice from any third party notifying the Company or Company Subsidiary of, or requesting that the Company or any Company Subsidiary enter into a license under, any third party patents. None of the Company-Owned IP Rights or Company Products or Services of the Company or any of its Subsidiaries is subject to any proceeding or outstanding order or stipulation (i) restricting in any manner the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or any of its Subsidiaries of any Company-Owned IP Rights, any Company Product or Service, or which may affect the validity, use or enforceability of any such Company-Owned IP Rights or Company Product or Service, or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property rights of a third party.

                  (d) To the Company's knowledge, no current or former employee, consultant or independent contractor of the Company: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, the Company or any Company Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Company Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Company's knowledge, neither the employment of any employee of the Company or any Company Subsidiary, nor the use by the Company or any Company Subsidiary of the services of any consultant or independent contractor subjects the Company or such Company Subsidiary to any Liability to any third party (including for improperly soliciting such employee, consultant or independent contractor to work for the Company or such Company Subsidiary).

                  (e) The Company and each Company Subsidiary has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and to preserve and maintain all the Company's and its Subsidiaries' interests, proprietary rights and trade secrets in the Company IP Rights. All current and former officers, employees, consultants and independent contractors of the Company and any Company

Subsidiary having access to proprietary information of the Company or such Company Subsidiary, its customers or business partners and inventions owned by the Company or such Company Subsidiary have executed and delivered to the Company or such Company Subsidiary an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company or such Company Subsidiary (in the case of proprietary information of the Company's or such Company Subsidiary's customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Acquiror's legal counsel. The Company has secured valid written assignments from all of the Company's and its Subsidiaries' current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that the Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

                  (f) Schedule 3.13(f) of the Company Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company or any Company Subsidiary of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company or any Company Subsidiary to secure, perfect or protect its interest in the Company-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered, and
(iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company-Owned IP Rights. All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights that are Company-Owned IP Rights are valid and subsisting, and the Company or such Company Subsidiary is the record owner thereof. The Company and its Subsidiaries are the exclusive owner of all trademarks and, to the knowledge of the Company, trade names used in connection with the operation or conduct of the Company Business, including the sale, licensing, distribution or provision of any Company Products or Services by the Company or any of its Subsidiaries. The Company owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company Products or Services or which the Company or any of its Subsidiaries otherwise purports to own.

                  (g) The Company and its Subsidiaries own all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances (other than Permitted Encumbrances) and licenses (other than licenses and rights listed in Schedule 3.13(h)-1 of the Company Disclosure Letter and licenses granted by it under standard customer agreements, the forms of which are included in Schedule 3.11 of the Company Disclosure Letter).

                  (h) All licenses, sublicenses and other Contracts as to which the Company or any Company Subsidiary is a party and pursuant to which any Person is authorized to use any Company-Owned IP Rights which are not listed on
Schedule 3.13(h)-1 of the Company Disclosure Letter are in the form of standard customer agreements, the forms of which are included in Schedule 3.11 of the Company Disclosure Letter. None of the licenses or other Contracts listed in
Schedule 3.13(h)-1 of the Company Disclosure Letter grants any third party exclusive rights to or under any Company-Owned IP Rights or grants any third party the right to sublicense any of such Company-Owned IP Rights. Neither the Company nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was owned by the Company or any of its Subsidiaries, to any third party, or knowingly permitted the Company's and its Subsidiaries' rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

                  (i) Neither the Company nor any Company Subsidiary nor any other party authorized to act on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). To the knowledge of the Company or any Company Subsidiary, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Company Subsidiary or any other party authorized to act on its behalf to any party of any Company Source Code. Schedule 3.13(i) of the Company Disclosure Letter identifies each Contract pursuant to which the Company or any Company Subsidiary has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.13(i), "COMPANY SOURCE CODE" means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Company-Owned IP Rights or any other Company Product or Service marketed or currently proposed to be marketed by the Company or any Company Subsidiary.

                  (j) To the knowledge of the Company or any Company Subsidiary, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company or any Company Subsidiary.

                  (k) All software developed by the Company or any Company Subsidiary and licensed by the Company or any Company Subsidiary to customers and all Company Products or Services provided by or through the Company or any Company Subsidiary to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product Documentation and to any representations provided to customers, and neither the Company nor any Company Subsidiary has any material Liability (and, to the knowledge of the Company or any Company Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Company Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. Except as set forth on Schedule 3.13(k) of the Company Disclosure Letter, the Company has made available to Acquiror all Documentation relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by the Company. The Company has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing. For all software used by the Company and its Subsidiaries in providing Company Products or Services, or in developing or making available any of the Company Products or Services, the Company and its Subsidiaries have implemented any and all material security patches or upgrades that to the knowledge of the Company are generally available for that software.

                  (l) No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Capital Stock or pursuant to instruments of indebtedness for borrowed money) was used in the development of the Company Products or Services, computer software programs or applications owned by the Company or any Company Subsidiary. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Company Subsidiary who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.

                  (m) No software covered by any Company-Owned IP Right or forming part of any Company Product or Service has been distributed in whole or in part or used, or is being used in conjunction with any Public Software, provided that, with respect to any third party software forming part of any Company Product or Service, this representation is made to the Company's knowledge. As used in this Section 3.13(m), "PUBLIC SOFTWARE" means any software that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes without limitation software licensed under the GNU's General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

         3.14     Compliance with Laws.

                  (a) The Company and each Company Subsidiary has materially complied, and is in material compliance, with all Applicable Law.

                  (b) All materials, products and services distributed or marketed by the Company and each Company Subsidiary have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

                  (c) The Company and each Company Subsidiary holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law ("GOVERNMENTAL PERMITS"), and all such Governmental Permits are valid and in full force and effect. Neither the Company nor any Company Subsidiary has received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

                  (d) Neither the Company nor any Company Subsidiary nor any director, officer, agent or employee of the Company or any Company Subsidiary has, for or on behalf of the Company or any Company Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other payment in violation of Applicable Law.

         3.15 Certain Transactions and Agreements. To the knowledge of the Company, none of the officers and directors of the Company or any Company Subsidiary, and no stockholder of the Company owning more than 1% of any class of Company Capital Stock, nor any immediate family member of an officer or director of the Company, has a direct ownership interest of more than 5% of the equity ownership of any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary. None of said officers, directors, stockholders or of immediate family members, is a party to, or otherwise directly or indirectly interested in any Company Material Contract except as set forth in Section 3.11 of the Company Disclosure Letter.

         3.16     Employees, ERISA and Other Compliance.

                  (a) The Company and each Company Subsidiary is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act. A complete list of all employees, officers and consultants of the Company and its Subsidiaries and their current title and/or job description and compensation (base compensation and bonuses) is set forth on Schedule 3.16(a) of the Company Disclosure Letter. To the knowledge of the Company, all employees of the Company or any of its Subsidiaries are legally permitted to be employed by the Company or such Company Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. All independent contractors providing services to the Company or any of its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law. The Company does not have any employment or consulting Contracts currently in effect that are not terminable at will

(other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                  (b) Neither the Company nor any Company Subsidiary (i) to the knowledge of the Company or any Company Subsidiary, is now, or has ever been, subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other Contract with any trade or labor union, employees' association or similar organization, and (iv) has any current labor disputes. The Company and its Subsidiaries each has good labor relations, and has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave their employ.

                  (c) The Company has no pension plan which constitutes, or has since the enactment of ERISA, constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as defined in Section 413(c) of the Code. No pension plan of the Company is subject to Title IV of ERISA.

                  (d) Schedule 3.16(d) of the Company Disclosure Letter lists each employment, consulting, severance or other similar Contract, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by the Company, any Company Subsidiary or any ERISA Affiliate and covers any employee or former employee of the Company or any Company Subsidiary. Such Contracts, plans and arrangements as are described in this Section 3.16(d) are hereinafter collectively referred to as "COMPANY BENEFIT ARRANGEMENTS." Schedule 3.16(d) of the Company Disclosure Letter includes a true, complete and correct list identifying (i) each individual who is entitled to a bonus payment pursuant to the Company Sale Participation Program, (ii) the methodology for calculating the dollar amount payable to each such individual and (iii) the methodology for calculating the dollar amount payable to Robert Stevenson pursuant to the Stevenson Agreement. Other than as disclosed on Schedule 3.16(d), there is no Liability to any Person pursuant to the Company Sale Participation Program.

                  (e) Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement. Each such Company Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code is so qualified. Unless otherwise indicated in Schedule 3.16(d) of the Company Disclosure Letter, with respect to each such Company Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code, the Company (1) has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as "GUST"), the Tax Reform Act of 1986, the Internal Revenue Service ("IRS") Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000 (a copy of which letter(s) have been delivered to Acquiror and its counsel), and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter, as applicable, which would reasonably be expected to cause the loss of the tax-qualified status of such Company Benefit Arrangement, (2) the Company has applied timely to the IRS for such letter, (3) the Company has a remaining period of time to apply for such letter, or (4) if reliance is permitted under IRS Announcement 2001-77, the Company relies on the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Company Benefit Arrangement. No Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

                  (f) The Company has timely filed and delivered or made available to Acquiror and its legal counsel the three most recent annual reports (Form 5500) and all schedules attached thereto for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements, and all material communications with participants, the IRS, the U.S. Department of Labor ("DOL"), or any other Governmental Authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Benefit Arrangement.

                  (g) The Company has timely filed and delivered or made available to Acquiror and its legal counsel the three most recent annual reports (Form 5500) for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements.

                  (h) No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company or any Company Subsidiary, is threatened in writing against or with respect to any Company Benefit Arrangement (other than claims for benefits under such Company Benefit Arrangement which are routine and uncontested), including any audit or inquiry by the IRS or the DOL. Neither the Company nor any Company Subsidiary has ever been a participant in any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company or such Company Subsidiary sponsors as employer or in which the Company or such Company Subsidiary participates as an employer which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that would be reasonably likely to result in an excise tax under the Code or the assessment of a civil penalty under Section 502(i) or ERISA.

                  (i) All contributions due from the Company with respect to any of the Company Benefit Arrangements have been made or have been accrued on the Company's financial statements (including the Company Financial Statements), and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of the Company and its Subsidiaries after the Balance Sheet

Date). All contributions due from the Company with respect to any Company Benefit Arrangement qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement have been timely made. All claims as of the Closing Date made under any self-insured Company Benefit Arrangement that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA have been paid or, if not paid, will be paid by the Company.

                  (j) All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

                  (k) The Company shall not have any material Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

                  (l) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2003 (other than increased insurance premiums), except any such amendments that are required under Applicable Law.

                  (m) Each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women's Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect the Company and its employees. There are no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended, ("COBRA"), with respect to any of the Company Benefit Arrangements, covered employees or qualified beneficiaries that would be reasonably likely to result in a Material Adverse Effect on the Company, any Company Subsidiary or Acquiror.

                  (n) No benefit payable or that may become payable by the Company or any Company Subsidiary pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Certificate of Merger shall constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of
Section 280G of the Code. Unless otherwise indicated in Schedule 3.16(n) of the Company Disclosure Letter, neither the Company or any Company Subsidiary is a party to any: (i) Contract with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by COBRA (or similar state laws), vacation pay cash-outs or other arrangements governed by ERISA; or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has any obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 3.16(n) of the Company Disclosure Letter.

                  (o) To the Company's and each Company Subsidiary's knowledge, no employee or consultant of the Company or any Company Subsidiary is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or such Company Subsidiary or to use trade secrets or proprietary information of others. To the Company's and each Company Subsidiary's knowledge, the employment of any employee or consultant by the Company or any Company Subsidiary does not subject it to any Liability to any third party.

                  (p) Neither the Company nor any Company Subsidiary has established any compensation and benefit plan that is maintained or is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.

                  (q) In the past two years, there has been no "mass layoff," "employment loss," or "plant closing" as defined by the Workers Adjustment and Retraining Notification Act (the "WARN ACT") in respect of the Company.

         3.17 Corporate Documents. The Company has delivered or made available to Acquiror's legal counsel for examination all documents listed in the Company Disclosure Letter (including any Schedule thereto) or in any other exhibit or schedule called for by this Agreement, including the following: (a) copies of the Certificate of Incorporation and Bylaws (or other comparable charter documents), each as currently in effect, of the Company and each Company Subsidiary; (b) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company and each Company Subsidiary; (c) the stock ledger, option ledger and warrant ledger and journal reflecting all stock issuances and transfers and all grants of options and warrants relating to the Company; and (d) all permits, orders and consents issued by, and filings by the Company with, any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents.

         3.18 Merger Expenses. Neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, except for fees payable to Credit Suisse First Boston LLC in the amount set forth on Section 3.18 of the Company Disclosure Letter. The legal and accounting advisors, and any other persons, to whom the Company currently expects to owe fees and expenses that will constitute Merger Expenses are set forth on Schedule 3.18, and other than the Merger Expenses owed to Credit Suisse First Boston as provided in the preceding sentence or Merger Expenses that will be due to the entities set forth on Schedule 3.18, there are no Merger Expenses.

         3.19     Books and Records.

                  (a) The books, records and accounts of the Company and its Subsidiaries (i) are in all material respects true, complete and correct,
(ii) have been maintained in accordance with good business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the basis for the Company Financial Statements.

                  (b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:
(i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets; and (iii) the amount recorded for assets on the Company's books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         3.20 Insurance. The Company and its Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 3.20 of the Company Disclosure Letter, including all legally required workers' compensation and other insurance. Schedule 3.20 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount and any applicable deductible. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each Company Subsidiary is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and neither the Company nor any Company Subsidiary has any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. Each of the Company and each Company Subsidiary has delivered or made available to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Company Subsidiary.

         3.21     Environmental Matters.

                  (a) The Company, each Company Subsidiary and their respective predecessors and affiliates are in material compliance with all Environmental Laws (as defined below), which compliance includes the possession by the Company or such Company Subsidiary of all permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. Neither the Company nor any Company Subsidiary has received any written notice or other written communication, whether from a

Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and to the knowledge of the Company and each Company Subsidiary, there are no circumstances that may prevent or interfere with the compliance by the Company and each Company Subsidiary with any current Environmental Law in the future. To the knowledge of the Company and each Company Subsidiary, no current or prior owner of any property leased or possessed by the Company or such Company Subsidiary has received any written notice or other written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or such Company Subsidiary is not in compliance with any Environmental Law. All Governmental Permits held by the Company or any Company Subsidiary pursuant to any Environmental Law (if any) are identified in Schedule 3.21 of the Company Disclosure Letter.

                  (b) For purposes of this Section 3.21: (i) "ENVIRONMENTAL LAW" means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "MATERIALS OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

         3.22 No Existing Discussions. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, stockholder, employee or agent (or any investment banker, broker, finder or similar party) of the Company or any Company Subsidiary is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction.

         3.23     Customers and Suppliers.

                  (a) Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who was one of the 20 largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable in the year ended December 31, 2003 (each, a "SIGNIFICANT CUSTOMER"), and neither the Company nor any Company Subsidiary has any knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Schedule 3.23(a) of the Company Disclosure Letter. Since January 1, 2003, neither the Company nor any of its Subsidiaries has received any written or, to the Company's knowledge, oral notice from any Significant Customer that such customer shall not continue as a customer of the Company or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror). The Company has not had any of its products returned by a Significant Customer thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material amount of revenue by the Company.

                  (b) Neither the Company nor any Company Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2003 was one of the 10 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a "SIGNIFICANT SUPPLIER"), and neither the Company nor any Company Subsidiary has any knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Schedule 3.23(b) of the Company Disclosure Letter. Since January 1, 2003, neither the Company nor any of its Subsidiaries has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror). The Company and its Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Businesses, and neither the Company nor any of its Subsidiaries has any knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

         3.24 Privacy. The Company and each Company Subsidiary has provided adequate notice of its privacy practices in its privacy policy or policies, which policy or policies (and the periods such policy or policies have been in effect) are set forth in Schedule 3.24 of the Company Disclosure Letter. The Company's and its Subsidiaries' privacy policies are and have been available on the Company Websites (as defined below) at all times during the periods indicated on Schedule 3.24 of the Company Disclosure Letter. The Company's and its Subsidiaries' privacy practices conform, and at all times have conformed, in all material respects to their respective privacy policies. The Company and each Company Subsidiary has complied with all Applicable Law relating to (a) the privacy of users of the Company Products or Services and all Internet websites owned, maintained or operated by the Company and its Subsidiaries (collectively, the "COMPANY WEBSITES"), and (b) the collection, storage and transfer of any personally identifiable information collected by the Company and its Subsidiaries or by third parties having authorized access to the Company's and its Subsidiaries' records. The Company's and its Subsidiaries' privacy policies conform, and at all times have conformed, to all of the Company's and its Subsidiaries' contractual commitments to their customers and the viewers of the Company Websites. Each of the Company Websites and all materials distributed or marketed by the Company and its Subsidiaries have at all times made all disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Law. No claims have been asserted or, to the knowledge of the Company or any of its Subsidiaries, are threatened against the Company or any of its Subsidiaries by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under the privacy policies of the Company or its Subsidiaries. With respect to all personal and user information described in this Section 3.24, the Company and its Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company or any of its Subsidiaries, there has been no unauthorized access to or other misuse of that information.

         3.25 Accounts Receivable. Schedule 3.25 of the Company Disclosure Letter sets forth an accurate and complete aging of the Company's and its Subsidiaries' accounts receivable as of January 31, 2004 in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Schedule 3.25 of the Company Disclosure Letter sets forth such amounts of accounts receivable as of January 31, 2004 of the Company which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

         3.26 Inventory. The inventories shown on the Company Balance Sheet (net of any reserve on the Company Balance Sheet) or thereafter acquired by the Company or any Company Subsidiary, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since the Balance Sheet Date, the Company and each Company Subsidiary has continued to replenish inventories in a normal and customary manner consistent with past practices. Neither the Company nor any Company Subsidiary has received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.

         3.27 Affiliates. Schedule 3.27 of the Company Disclosure Letter sets forth a true, correct and complete list of the names and addresses of each Person who the Company has reasonably and in good faith determined is an Affiliate of the Company as of the date hereof.

         3.28 Disclosure. This Agreement (including its exhibits and schedules and the Company Disclosure Letter) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                                   ARTICLE 4
            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

         Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Acquiror addressed to the Company, dated as of the Agreement Date and delivered to the Company concurrently with the parties' execution of this Agreement (the "ACQUIROR DISCLOSURE LETTER" (if any)) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this ARTICLE 4 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by Acquiror and Merger Sub under this ARTICLE 4), provided, however, that the fact that any disclosure in the Company Disclosure Letter is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure in the Company Disclosure Letter would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty, Acquiror and Merger Sub represent and warrant to the Company as of the date hereof as follows:

         4.1 Organization and Good Standing. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Acquiror and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Acquiror's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements. Acquiror has made available to the Company true and complete copies of the currently effective Certificate of Incorporation and Bylaws of Acquiror and Merger Sub, each as amended to date. Neither Acquiror nor Merger Sub is in violation of its Certificate of Incorporation or Bylaws, each as amended to date.

         4.2 Capital Structure. The authorized capital stock of Acquiror consists of 200,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. All shares of Acquiror Common Stock to be issued in connection with the Merger shall have been duly authorized and validly issued, and shall be fully paid and nonassessable, free of Encumbrances created by the Acquiror.

         4.3      Power, Authorization and Validity.

                  (a) Power and Authority. Acquiror has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Acquiror Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Acquiror of this Agreement, each of the Acquiror Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Acquiror. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

                  (b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Acquiror or Merger Sub to enable Acquiror and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Acquiror Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except for: (i) the filing of the Permit Application with the California Commissioner pursuant to Section 7.1(a);

(ii) if required pursuant to Section 7.1(f), the filing with the SEC of the Registration Statement; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Company Stock Plan assumed by Acquiror; and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Acquiror or Merger Sub would not be material to Acquiror's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.

                  (c) Enforceability. This Agreement has been duly executed and delivered by Acquiror and Merger Sub. This Agreement and each of the Acquiror Ancillary Agreements are, or when executed by Acquiror shall be, valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

         4.4 No Conflict. Neither the execution and delivery of this Agreement, any of the Acquiror Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Acquiror or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under:
(a) any provision of the Certificate of Incorporation or Certificate of Incorporation, as applicable, or Bylaws of Acquiror or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Acquiror, Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Acquiror's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.

         4.5 SEC Documents; Financial Statements. Acquiror has previously furnished or made available (through EDGAR or otherwise) to the Company complete and accurate copies, as amended or supplemented, of each report, statement and other filing filed with the SEC by Acquiror since December 31, 2003 (collectively, the "ACQUIROR SEC DOCUMENTS"). The Acquiror SEC Documents constitute all of the documents required to be filed by Acquiror under Section 13 of the Exchange Act or under the Securities Act since December 31, 2003. Each of the Acquiror SEC Documents were duly and timely filed and complied in all material respects with the requirements of the Exchange Act or the Securities Act and the rules and regulations promulgated thereunder, as applicable, and none of the Acquiror SEC Documents as of their respective filing dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by an Acquiror SEC Document filed subsequently (but prior to the date hereof). Except as set forth in any Acquiror SEC Document, the financial statements of Acquiror, including the notes thereto, included in the most recent annual report on Form 10-K and each subsequent quarterly report on Form 10-Q, in each case as amended, if applicable, included in the Acquiror SEC Documents (the "ACQUIROR FINANCIAL STATEMENTS") (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates,
(ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may otherwise be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act), and (iii) present fairly in all material respects the consolidated financial condition and results of operations and cash flows of Acquiror as of the dates, and for the periods, indicated therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments). Each Acquiror SEC Document was, to the extent required by the regulations of the SEC, accompanied by the certifications required to be filed or submitted by Acquiror's Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 (the "SARBANES-OXLEY ACT"). The Acquiror has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:
(i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets; and (iii) the amount recorded for assets on the Acquiror's books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. All of the reports required to be filed by Acquiror under Section 13 of the Exchange Act since February 28, 2003 have been filed.

         4.6 Litigation. There is not issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement. To the knowledge of Acquiror, no litigation or proceeding is threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement.

         4.7 Compliance with Law. The Acquiror and each of its Subsidiaries has materially complied, and is in material compliance with, all Applicable Law.

         4.8      Tax Matters

                  (a) The Merger is being undertaken by Acquiror for business reasons and not for the purpose of tax avoidance.

                  (b) Merger Sub is a wholly owned subsidiary of Acquiror that, prior to the Effective Time, has not conducted and will not conduct any business activity or other operation of any kind and, except for the issuance of its stock to Acquiror, does not own any assets and does not have any liabilities.

                  (c) Acquiror has no plan or intention to cause the Company to issue additional shares of stock after the Merger or take any other action that would result in Acquiror losing Control of the Company.

                  (d) Acquiror has no current plan or intention to (i) liquidate the Company; (ii) merge the Company with or into another corporation (other than pursuant to a merger of the Company with or into Acquiror, or a wholly-owned LLC of Acquiror); (iii) sell, distribute or otherwise dispose of Company stock; or (iv) cause the Company to sell or otherwise dispose of, any of Company's assets (or any assets acquired from Merger Sub) except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code or payment of expenses incurred by the Company pursuant to the Merger (including payments made to dissenting Company shareholders).

                  (e) Acquirer intends that the Company will continue the historic business of the Company following the Merger.

                  (f) Neither Acquiror nor any current or former subsidiary of Acquiror owns, or has owned during the past five (5) years, directly or indirectly, any shares of the Company stock, or the right to acquire or vote any such shares (except such rights as are granted in the Agreement).

                  (g) Neither Acquiror (or any agent of Acquiror) nor any "related person" with respect to Acquiror within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations has purchased or has a current plan or intention to purchase any Acquiror stock issued in the Merger.

                  (h) Each of Acquiror and Merger Sub shall, and following the Merger Acquiror shall cause the Company to prepare any and all tax returns and reports in a manner consistent with the qualification of the Merger as a reorganization within the meaning of Section 368(a).

         4.9 Disclosure. This Agreement (including its exhibits and schedules and the Acquiror Disclosure Letter) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                                    ARTICLE 5
                                COMPANY COVENANTS

         During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of ARTICLE 11, the Company covenants and agrees with Acquiror as follows:

         5.1 Advice of Changes. The Company shall promptly advise Acquiror in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in ARTICLE 3 untrue or inaccurate such that the condition set forth in Section 10.1 would not be satisfied, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 10.2 would not be satisfied, (c) any Material Adverse Change in the Company, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on the Company or cause any of the conditions set forth in ARTICLE 10 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not be deemed to amend or supplement the Company Disclosure Letter.

         5.2      Maintenance of Business.

                  (a) The Company shall, and shall cause each Company Subsidiary to, use its commercially reasonable efforts to carry on and preserve the Company Business and its business relationships with customers, advertisers, suppliers, employees and others with whom the Company or any Company Subsidiary has contractual relations. If the Company becomes aware of any deterioration in the relationship with any customer, key advertiser, key supplier or employee, it shall promptly bring such information to Acquiror's attention in writing and, if requested by Acquiror, shall exert commercially reasonable efforts to promptly restore the relationship.

                  (b) The Company shall, and shall cause each Company Subsidiary to, (i) pay all of its debts and taxes when due, subject to good faith disputes over such debts or taxes and (ii) pay or perform its other Liabilities when due.

                  (c) The Company shall, and shall cause each Company Subsidiary to, use its commercially reasonable efforts to assure that each of its Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

         5.3 Conduct of Business. The Company shall, and shall cause each Company Subsidiary to, continue to conduct the Company Business in the ordinary and usual course consistent with its past practices, and the Company shall not, and shall not permit any Company Subsidiary to, without Acquiror's prior written consent:

                  (a) other than in connection with the Interim Funding Arrangements, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

                  (b) (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices (provided that no proceeds of any such advances are used directly or indirectly to purchase shares of Company Capital Stock (other than the right of company Optionholders to pay for the exercise price of Company Options through the issuance of a promissory note payable to the Company, in accordance with the Company Option Plan)), (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

                  (c) enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract, or enter into any material transaction or take any other action, in each case not in the ordinary course of business consistent with its past practices;

                  (d) other than in connection with any transaction permitted under Section 5.3(a) hereof, place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

                  (e) sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of products in the ordinary course of business consistent with its past practices);

                  (f) enter into any Company Material Contract, other than any customer or end user Contract on the standard forms, involving in excess of $25,000 for the purchase, sale or lease of any property, whether real or personal, tangible or intangible;

                  (g) (i) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant (except pursuant to the Company Sale Participation Program, Assumed Payments or Contracts disclosed in writing to Acquiror prior to the Agreement Date and listed on Schedule 5.3 of the Company Disclosure Letter), (ii) amend or enter into any employment or consulting Contract with any such person, or (iii) other than with respect to the Company Sale Participation Program and the Assumed Payments, adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan (other than changes to the Company Option Plan to clarify the treatment of Company Options hereunder), or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code);

                  (h) change any of its accounting methods unless required by GAAP;

                  (i) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for (i) the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock, or
(ii) the repurchase of stock using proceeds from the exercise of Company Options or Company Warrants after the Agreement

Date, or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders;

                  (j) terminate, waive or release any material right or claim;

                  (k) other than in connection with the Interim Funding Arrangements, issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than: (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or Company Warrants outstanding on the Agreement Date; (ii) the issuance of promissory notes pursuant to the Interim Funding Agreement after the Agreement Date and prior to the Closing Date that are convertible for shares of Company Capital Stock; or (iii) the issuance of shares of Company Series A Stock (or Company Common Stock issuable upon the conversion of such Series A Stock) as a result of the conversion of any promissory notes issued by the Company pursuant to the Interim Funding Agreement that convert by their terms into shares of Company Capital Stock immediately prior to the Closing.

                  (l) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

                  (m) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Acquiror or Merger
Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

                  (n) amend its Certificate of Incorporation or Bylaws or other comparable charter documents, other than as provided in Section 5.16 with respect to the Certificate of Amendment;

                  (o) license any of its technology or Intellectual Property (except for licenses under its standard customer agreement made in the ordinary course of business consistent with its past practices, provided that under no circumstances shall the Company enter into any software escrow or similar agreement or arrangement), or acquire any Intellectual Property (or any license thereto) from any third party (other than shrink wrap and other licenses of software generally available to the public at a per copy license fee of less than $1,000 per copy);

                  (p)      materially change any insurance coverage;

                  (q) (i) agree to any audit assessment by any taxing authority, (ii) file any Return or amendment to any Return unless copies of such Return or amendment have first been delivered to Acquiror for its review at a reasonable time prior to filing, (iii) except as required by applicable law, make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

                  (r) other than as provided in Section 5.16 with respect to the Certificate of Amendment, modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify
(i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

                  (s) (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills) or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except where the settlement amount does not exceed $10,000 and does not involve injunctive or other equitable relief);

                  (t) (i) pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Merger Expenses, or (ii) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with its past practices or as set forth on Schedule 5.3(t) to the Company Disclosure Letter;

                  (u) materially change the manner in which it extends warranties, discounts or credits to customers; or

                  (v) (i) agree to do any of the things described in the preceding clauses (a)-(u), (ii) take or agree to take any action which would reasonably be expected to make any of the Company's representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

For purposes of this Section 5.3, "Company Material Contract" includes any Contract arising subsequent to the date of this Agreement that would have been required to be listed on the Company Disclosure Letter pursuant to Section 3.11 or Section 3.13 had such Contract been in effect on the date of this Agreement.

         5.4 Regulatory Approvals. The Company shall, and shall cause each Company Subsidiary to, promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Acquiror to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Acquiror of any material communication between the Company and any Governmental Authority regarding any of the transactions contemplated hereby. If the Company or any affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Acquiror.

         5.5 Necessary Consents. The Company shall use its commercially reasonable efforts to obtain prior to Closing such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Surviving Corporation (or Acquiror) to carry on the Company Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Company Material Contract which are listed on Schedule 5.5 of the Company Disclosure Letter.

         5.6 Litigation. The Company shall notify Acquiror in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company or any Company Subsidiary to be threatened against the Company or any Company Subsidiary or any of their respective officers, directors, employees or stockholders in their capacity as such (other than claims for benefits under Company Benefit Arrangement which are routine and uncontested).

         5.7      No Other Negotiations.

                  (a) The Company shall not, and shall not authorize, encourage or permit any Company Subsidiary or any of their respective officers, directors, employees, stockholders, affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, "COMPANY REPRESENTATIVES") to, directly or indirectly: (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Acquiror) concerning any Alternative Transaction; (b) furnish any nonpublic information regarding the Company or its Subsidiaries to any Person (other than Acquiror and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.7); (c) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Acquiror and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.7); (d) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Acquiror and its agents and advisors) to effect any Alternative Transaction; or (e) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between the Company and any Person (other than Acquiror) that is related to, provides for or concerns any Alternative Transaction. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.7(a) to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.7(a).

                  (b) The Company shall notify Acquiror within 24 hours after receipt by the Company and/or any Company Subsidiary (or, to the Company's knowledge, by any of the Company Representatives) of any inquiry, offer or proposal that constitutes an Alternative Transaction, or any other notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to the Company or any Company Subsidiary or for access to any of the properties, books or records of the Company or any Company Subsidiary by any Person or Persons other than Acquiror (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep Acquiror fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Acquiror a correct and complete copy of such inquiry, offer or proposal and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. The Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider any Alternative Transaction. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.

         5.8 Access to Information. The Company shall allow Acquiror and its agents and advisors access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company and its Subsidiaries, including any and all information relating to the Company's and its Subsidiaries' taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Mutual Non-Disclosure Agreement between the Company and Acquiror dated December 12, 2003 (the "MUTUAL NDA") and except as otherwise set forth on Schedule 5.8 to the Company Disclosure Letter. The Company shall cause its and its Subsidiaries' accountants to cooperate with Acquiror and Acquiror's agents and advisors (provided that, prior to any disclosure to such agents or advisors, such agents or advisors have entered into a confidentiality agreement with substantially similar restrictions as included in the Mutual NDA to restrict the use and disclosure of the Company's and its Subsidiaries' confidential information) in making available all financial information reasonably requested by Acquiror and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

         5.9 Satisfaction of Conditions Precedent. The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in ARTICLE 10, and the Company shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

         5.10 Company Benefit Arrangements. The Company's Board of Directors shall adopt resolutions authorizing the termination of the 401(k) Plan no later than the day before the Closing Date and the Company shall execute an amendment to the 401(k) Plan that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination. All participants and former participants in such 401(k) Plan (and in any other Company Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA) shall become fully vested in their account balances under the 401(k) Plan (and any other employee pension benefit plan) to the extent required by law.

         5.11     Approval of the Company Stockholders.

                  (a) The Company shall take all action necessary in accordance with this Agreement, Delaware Law, California Law and the Certificate of Incorporation and Bylaws of the Company to call, notice, convene, hold and conduct a meeting of the Company Stockholders (the "COMPANY STOCKHOLDERS MEETING") or to secure the written consent of the Company Stockholders (the "COMPANY STOCKHOLDERS CONSENT") for the purpose of voting upon approval of the Merger, the Certificate of Amendment and adoption of this Agreement. The Company shall hold the Company Stockholders Meeting or solicit the Company Stockholders Consent, as the case may be, as soon as practicable and in no event later than 30 days following the date the California Commissioner issues the Permit (or, in the event that the filing of a Registration Statement is required pursuant to
Section 7.1(f) hereof, following the date the Registration Statement is declared effective by the SEC). If the Company will call a Company Stockholders Meeting, the Company shall consult with Acquiror regarding the date of the Company Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum and postponements and adjournments not to exceed five business days in the aggregate necessary for the sole purpose of obtaining additional votes in order to obtain the requisite vote of the Company Stockholders necessary to approve the Merger and adopt this Agreement) the Company Stockholders Meeting without the prior written consent of Acquiror. If the Company will call a Company Stockholders Meeting, the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies to be voted on the approval of the Merger and adoption of this Agreement. The Company's obligation to call, give notice of, convene, hold and conduct the Company Stockholders Meeting in accordance with this Section 5.11(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Alternative Transaction. The Company shall exercise reasonable best efforts to take all other action necessary to secure the vote or consent of the Company Stockholders required to effect each of the transactions contemplated by this Agreement.

                  (b) The Company's Board of Directors shall unanimously recommend that the Company Stockholders vote in favor of the approval of the Merger and adoption of this Agreement at the Company Stockholders Meeting. Neither the Company's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Acquiror, the unanimous recommendation of the Company's Board of Directors that the Company Stockholders vote in favor of and approve the Merger and adopt this Agreement.

                  (c) The Company shall obtain and deliver to Acquiror, prior to the mailing or delivery to the Company Stockholders of the Information Statement, a Parachute Payment Waiver substantially in the form attached hereto as Exhibit G ("PARACHUTE PAYMENT WAIVER") from each Person who the Company and Acquiror reasonably agree is, with respect to the Company, any Company Subsidiary and/or any ERISA Affiliate, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 5.11(d), and who the Company and Acquiror reasonably agree might otherwise receive, have received, or have the right or entitlement to receive a parachute payment under Section 280G of the Code (such Persons being set forth on Schedule 5.11(c) of the Company Disclosure Letter).

                  (d) The Company shall include in the Information Statement a proposal to be voted on by the Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code (the "280G PROPOSAL") so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 5.11(c), might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such proposed Treasury Regulations.

         5.12     Notices to Company Securityholders and Employees.

                  (a) The Company shall timely provide to holders of Company Capital Stock, Company Options and Company Warrants all advance notices required to be given to such holders in connection with this Agreement, the Certificate of Amendment, the Merger and the transactions contemplated by this Agreement under the Company Option Plan, the Company Warrants or other applicable Contracts and under Applicable Law.

                  (b) The Company shall give all notices and other information required to be given by the Company to the employees of the Company or any Company Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Company Subsidiary, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

         5.13 Closing Merger Expense Certificate. At least two business days prior to the Closing Date, the Company shall deliver a draft of the Closing Merger Expense Certificate to Acquiror.

         5.14 Claims Under the Sale Participation Program and the Stevenson Agreement. The Company shall take all actions necessary to provide that no additional bonus awards under the Company Sale Participation Program shall accrue to participants in the Company Sale Participation Program and the Stevenson Agreement after the Agreement Date. The Company shall take all actions necessary to ensure that each of the participants in the Sale Participation Program and the Stevenson Agreement, as the case may be, shall enter into, prior to the Closing Date, arrangements whereby such participants agree to exchange any and all claims for payment under the Company Sale Participation Program or the Stevenson Agreement, as the case may be, for shares of Acquiror Common Stock having a value, based on a per share value equal to the Acquiror Stock Price, equal to the amount of such claim as included in the Assumed Bonus Payments, subject to the terms and conditions hereof, including, without limitation, Section 2.3(a) hereof (regarding the withholding of Escrow Shares). At least two business days prior to the Closing Date, the Company shall deliver a draft of the Closing Assumed Bonus Certificate to Acquiror.

         5.15 Warrants; Other Securities. The Company shall use its commercially reasonable efforts to ensure that all outstanding Company Warrants shall have been exercised for shares of Company Capital Stock prior to the Effective Time. The Company shall take all actions necessary to ensure that, except for Company Options to be assumed by Acquiror at the Effective Time pursuant to Section 2.1(b)(iii) and unexercised Company Warrants, there shall be no outstanding securities, commitments or agreements of the Company immediately prior to the Effective Time that purport to obligate the Company to issue any shares of the Company Capital Stock and/or Company Options under any circumstances.

         5.16 Certificate of Amendment. Following its receipt of the Company Stockholder Consent, and prior to Closing, the Company shall amend its Certificate of Incorporation by filing the Certificate of Amendment.

                                   ARTICLE 6
                               ACQUIROR COVENANTS

         During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of ARTICLE 10, Acquiror covenants and agrees with the Company as follows:

         6.1 Advice of Changes. Acquiror shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Acquiror or Merger Sub contained in ARTICLE 4 untrue or inaccurate such that the condition set forth in Section
9.1 would not be satisfied, (b) any breach of any covenant or obligation of Acquiror or Merger Sub pursuant to this Agreement, any Acquiror Ancillary Agreement or any Merger Sub Ancillary Agreement such that the condition set forth in Section 9.2 would not be satisfied, (c) any Material Adverse Change in Acquiror, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on Acquiror or cause any of the conditions set forth in ARTICLE 9 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not be deemed to amend or supplement the Acquiror Disclosure Letter. Acquiror shall keep the Company reasonably apprised and informed regarding any Acquiror financing activity in connection with which any Effective Time Holder may be requested to deliver any underwriter lock-up or other similar agreements, none of which shall extend beyond April 30, 2004.

         6.2 Regulatory Approvals. Acquiror shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any Acquiror Ancillary Agreement or any Merger Sub Ancillary Agreement. Acquiror shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Acquiror with respect to such authorizations, approvals and consents. Acquiror shall promptly inform the Company of any material communication between Acquiror and any Governmental Authority regarding any of the transactions contemplated hereby. If Acquiror or any affiliate of Acquiror receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Acquiror shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Law, it is expressly understood and agreed that neither Acquiror nor any of its Subsidiaries or affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror, any of its Subsidiaries or affiliates or the Company or any of its Subsidiaries, or the holding separate of the shares of Company Common Stock or (ii) the imposition of any limitation on the ability of Acquiror or any of its Subsidiaries or affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Capital Stock.

         6.3 Satisfaction of Conditions Precedent. Acquiror shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in ARTICLE 9, and Acquiror shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement as soon as reasonably practical.

         Acquiror also covenants and agrees with the Company as follows:

         6.4 Employee Benefit Matters. As promptly as reasonably practicable after the Effective Time, Acquirer shall enroll those persons who were employees of the Company or its Subsidiaries immediately prior to the Effective Time and who remain employees of the Surviving Corporation or its Subsidiaries or become employees of Acquiror following the Effective Time ("CONTINUING EMPLOYEES") in Acquiror's employee benefit plans for which similarly situated employees of Acquiror and its Subsidiaries are eligible (the "ACQUIROR PLANS"), including its severance plan, medical plan, dental plan, life insurance plan and disability plan, to the extent permitted by the terms of the applicable Acquiror Plans on substantially similar terms applicable to employees of Acquiror who are similarly situated based on levels of responsibility. Without limiting the generality of the foregoing, Acquiror will provide severance benefits in accordance with its standard policies to each Continuing Employee and to each employee of the Company or any Company Subsidiary immediately prior to the Effective Time who is terminated at or within six (6) months of the Effective Time, other than on a "for cause" basis, provided that no such severance payments shall be required to any person entitled to receive Assumed Bonus Payments. Each Continuing Employee shall be given credit, for purposes of any service requirements for participation or vesting, for his or her period of service with Company or a Company Subsidiary prior to the Closing Date. Notwithstanding anything in this Section 6.4 to the contrary, this Section 6.4 shall not operate to duplicate any benefit provided to any Continuing Employee or to fund any such benefit.

         6.5      Indemnification of Company Directors and Officers.

                  (a) If the Merger is consummated, then until the sixth anniversary of the Effective Time, Acquiror will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its directors and officers and to its former directors and officers and current stockholders who are parties to indemnification agreements with the Company as of immediately prior to the Effective Time (the "COMPANY INDEMNIFIED PARTIES") pursuant to any indemnification provisions under the Company's Certificate of Incorporation or Bylaws or any indemnification agreement between the Company and such directors, officers or stockholders, as in effect on the Agreement Date (the "COMPANY INDEMNIFICATION PROVISIONS"), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time. In connection therewith Acquiror will cause the Surviving Corporation to advance expenses to the Company Indemnified Parties as incurred to the fullest extent provided for under the Company Indemnification Provisions, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any claims for indemnification made under this Section 6.5(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. However, the foregoing covenants under this Section 6.5(a) shall not apply to (i) any claim or matter that relates to a willful or intentional breach of a representation, warranty or covenant made by the Company in connection with this Agreement or the transactions contemplated hereby or made by a Company Stockholder in connection with the Voting Agreement or (ii) any claim based on a claim for indemnification made by an Acquiror Indemnified Person pursuant to
ARTICLE 12. In the event of breach of the representation set forth in Section 3.6(b), this Section 6.5(a) shall be terminated with respect to any claim not disclosed in Schedule 3.6(b).

                  (b) This Section 6.5 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Acquiror, and shall be enforceable by the Company Indemnified Parties.

         6.6      Assumption of Company Options and Company Warrants.

                  (a) At the Effective Time, each Company Option under the Company Stock Plan that is unexpired, unexercised and outstanding immediately prior to the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this

Agreement be assumed by Acquiror. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the terms and conditions set forth in the Company Stock Plan and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that (i) such option shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product (rounded down to the next whole number of shares of Acquiror Common Stock) of the number of shares of the Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time and the Common Conversion Number, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of the Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Common Conversion Number. Consistent with the terms of the Company Stock Plan and the documents governing the outstanding options under such Plan, the Merger shall not terminate any of the outstanding options under the Company Stock Plan. It is the intention of the parties that the options so assumed by Acquiror hereunder qualify, to the maximum extent permissible, following the Effective Time as "incentive stock options" as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within 10 business days after the Closing Date, Acquiror shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding option under the Company Stock Plan a document evidencing the foregoing assumption of such option by Acquiror on the terms set forth herein.

                  (b) At the Effective Time, each Company Warrant that is unexpired, unexercised and outstanding immediately prior to the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Acquiror. Each such Company Warrant so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the terms and conditions set forth in such Company Warrant) as are in effect immediately prior to the Effective Time, except that (i) such Company Warrant shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product (rounded down to the next whole number of shares of Acquiror Common Stock) of the number of shares of the Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time and the Common Conversion Number, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed Company Warrant shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of the Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Common Conversion Number. Within 10 business days after the Closing Date, Acquiror shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Company Warrant a document evidencing the foregoing assumption of such Company Warrant by Acquiror.

         6.7 Form S-8. Acquiror shall file with the SEC a registration statement on Form S-8 covering the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Company Stock Plan for which a Form S-8 registration statement is available and that are listed on Schedule 3.4(b)-1 of the Company Disclosure Letter within 30 days after the Closing.

         6.8 Personnel Awards. Acquiror shall cause the Personnel Awards to be issued within 30 business days after the Closing Date. Each Personnel Award shall be subject to Acquiror's customary terms and conditions and will be subject to a right of repurchase by Acquiror conditioned on employment with Acquiror, which right of repurchase shall vest in favor of each such individual commencing with the Closing Date.

         6.9 Assumed Bonus Payments. Within 10 days of the Closing, Acquiror shall issue to each of the individuals identified on Schedule 3.16(d) that number of shares of Acquiror Common Stock having a value, based on a per share value equal to the Acquiror Stock Price, equal to the amount of bonus that the Company is obligated to pay to each individual in respect of the Assumed Bonus Payments as set forth on Schedule 3.16(d), subject to the terms and conditions of Section 2.3(a) hereof (regarding the withholding of Escrow Shares) in exchange for the respective individual's release of the right to receive such bonus, provided, however, that Acquiror shall have no obligation to issue any shares of Acquiror Common Stock pursuant to this Section 6.9 unless each such individual shall have entered into an arrangement agreeing so to accept such shares in exchange for the amount of such bonus. In no event will Acquiror be obligated to pay any amount of Assumed Bonus Payments in cash.

         6.10 SEC Filings. Acquiror will continue to file all of the reports required to be filed by Acquiror under Section 13 of the Exchange Act until the earlier to occur of: (i) such time as each person deemed to be an affiliate of the Company shall have sold such person's shares of Acquiror Common Stock issued pursuant to the Merger and (ii) the date on which each affiliate is permitted to sell such shares under Rule 144(k).

                                   ARTICLE 7
                              ADDITIONAL AGREEMENTS

         7.1      Information Statement; Fairness Hearing and Permit; Blue Sky
Laws.

                  (a) As soon as reasonably practicable after the execution of this Agreement, (i) Acquiror shall prepare, with the cooperation of the Company, the application for permit (the "PERMIT APPLICATION") in connection with the Hearing (as defined below) and the notice sent to the holders of the Company Capital Stock pursuant to, and meeting the requirements of, ARTICLE 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the "HEARING NOTICE"), concerning the hearing (the "HEARING") held by the California Commissioner to consider the terms and conditions of this Agreement and the Merger and the fairness of such terms and conditions pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and the rules promulgated thereunder ("CALIFORNIA SECURITIES LAW"), and (ii) the Company shall prepare, with the cooperation of Acquiror, an information statement relating to this Agreement and the transactions contemplated hereby (the "INFORMATION STATEMENT"). Each of the Company and Acquiror shall use its reasonable best efforts to cause the Permit Application, the Hearing Notice and the Information Statement to comply with all requirements of applicable federal and state securities laws. Each of the Company and Acquiror shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, the Hearing Notice or the Information Statement, or in any amendments or supplements thereto, and

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to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Permit Application, the Hearing Notice and the Information Statement. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of the Company Capital Stock, Company Options and/or Company Warrants in the Merger and shares of Acquiror Common Stock to be delivered in exchange for outstanding claims pursuant to the Assumed Bonus Payments, and shall constitute a proxy statement for solicitation of Stockholder approval of the Merger and matters related to the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement, the Company and Acquiror shall cooperate in delivering any such amendment or supplement to all the holders of the Company Capital Stock, Company Warrants and/or Company Options and/or filing any such amendment or supplement with the California Commissioner of Corporations (the "CALIFORNIA COMMISSIONER") or its staff and/or any other government officials. The Information Statement shall include the unqualified recommendation of the Board of Directors of the Company in favor of adoption of this Agreement and approval of the Merger and the Agreement of Merger and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger and this Agreement are fair, just, reasonable, equitable, advisable and in the best interests of the Company and its securityholders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion; provided, however, that Acquiror shall not withhold approval of any information required to be included by federal or state law or the California Commissioner.

                  (b) Each of Acquiror and the Company shall use its reasonable best efforts (i) to cause to be filed with the California Commissioner, as soon as reasonably practicable following the execution of this Agreement, the Permit Application and the Hearing Notice and (ii) to obtain, as soon as practicable following the execution of this Agreement, the permit approving the fairness of this Agreement and the Merger pursuant to Section 25121 of California Securities Law such that the issuance of the Acquiror Common Stock in connection with the Merger and shares of Acquiror Common Stock to be delivered in exchange for outstanding claims pursuant to the Assumed Bonus Payments shall be exempt pursuant to Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act (the "PERMIT"). The Company and Acquiror shall notify each other promptly of the receipt of any comments from the California Commissioner or its staff and of any request by the California Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and shall provide each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the California Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing.

                  (c) As soon as permitted by the California Commissioner, the Company shall deliver by personal delivery or reputable overnight courier the Hearing Notice to all holders of Company Capital Stock and Company Options entitled to receive such notice under California Securities Law and the individuals entitled to receive Assumed Bonus Payments. If the California Commissioner issues the Permit, then as soon as practicable thereafter the Company shall deliver by personal delivery or reputable overnight courier the Information Statement to all holders of Company Capital Stock, Company Warrants, Company Options and other rights exercisable or convertible into shares of Company Capital Stock and to the individuals entitled to receive Assumed Bonus Payments. Except for the delivery of the Voting Agreements and the Information Statement in accordance with the terms hereof, the Company shall not, and shall cause each Company Subsidiary and each the Company Representative not to, directly or indirectly, solicit the vote of any holder of the Company Capital Stock, Company Warrants and/or Company Options in connection with the Merger in violation of any applicable federal or state securities laws.

                  (d) Each of the Company and Acquiror shall use its reasonable best efforts to cause the information relating to the Company and Acquiror included in the Hearing Notice, the Permit Application and the Information Statement to not, at the time the Hearing Notice is delivered to holders of the Company Capital Stock, Company Options and Company Warrants and to the individuals entitled to receive Assumed Bonus Payments, at the time the Information Statement is so delivered and at all times subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly advise Acquiror, and Acquiror shall promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Hearing Notice, the Permit Application, and/or the Information Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Company and Acquiror shall cooperate in delivering any such amendment or supplement to all the holders of the Company Capital Stock, Company Warrants and/or Company Options and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials.

                  (e) Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger and shares of Acquiror Common Stock to be delivered in exchange for outstanding claims pursuant to the Assumed Bonus Payments. The Company shall use its reasonable best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

                  (f) In the event that the California Commissioner or its staff denies the request for the Hearing, or the Hearing does not result in the issuance of a Permit by the California Commissioner, Acquiror shall, as promptly as practicable after Acquiror receives notice from the California Commissioner that a Permit will not be issued or that the request for the Hearing has been denied, prepare and file with the SEC a registration statement on Form S-4 (or any successor form) with respect to the shares of Acquiror Common Stock to be issued in the Merger (the "REGISTRATION STATEMENT"). Acquiror will use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after filing with the SEC. As promptly as practicable after Acquiror receives notice from the California Commissioner that a Permit will not be issued as a result of the Hearing, the Company and Acquiror will prepare and file any other filings required to be filed by it under the

Exchange Act, the Securities Act, or any other federal, foreign or blue sky or related laws relating to the Merger and the transactions contemplated by this Agreement (each an "OTHER FILING"). Acquiror shall notify the Company promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or any Other Filing related to the transactions contemplated by this Agreement or for additional information, and will supply the Company with copies of all correspondence between Acquiror or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Merger or such Other Filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement or any Other Filing, Acquiror will promptly notify the Company of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to Stockholders of the Company, such amendment or supplement. In the alternative, Acquiror and the Company may mutually agree to provide for the issuance of Acquiror Common Stock issued in the Merger in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act, and to file a Registration Statement on Form S-3 to register the resale of such shares; provided, however, that Acquiror shall not elect or be required to issue such shares pursuant to such a private placement exemption unless Acquiror shall determine in its good faith judgment that the issuance of Acquiror Common Stock pursuant to or in connection with the Merger can be completed in compliance with Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

                                    ARTICLE 8
                                 CLOSING MATTERS

         8.1 The Closing. Subject to termination of this Agreement as provided in ARTICLE 10, the Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on the Closing Date. Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Acquiror, the Certificate of Merger shall be filed with the Delaware Secretary of State in accordance with Delaware Law.

         8.2      Exchange.

                  (a) Exchange Agent. Acquiror's transfer agent, Mellon Investor Services, shall act as exchange agent (the "EXCHANGE AGENT") in the Merger.

                  (b) Acquiror to Provide Common Stock. Within 3 business days after the Closing Date, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Section 8.2, through such reasonable procedures as Acquiror may adopt, the shares of Acquiror Common Stock issuable pursuant to Section 2.1(b)(i) and (ii) (provided, however, that delivery of any shares that are subject to vesting and/or repurchase rights or other restrictions shall be in book entry form until such vesting and/or repurchase rights or other restrictions have lapsed) less the number of Escrow Shares and Escrow Expense Shares.

                  (c)      Exchange Procedures.

                           (i)      Attached hereto as Exhibit I is (A) a form
of letter of transmittal (the "LETTER OF TRANSMITTAL") and (B) instructions for use of the Letter of Transmittal in effecting the surrender of certificates which immediately prior to the Effective Time represented issued and outstanding shares of the Company Capital Stock that were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 2.1(b)(i) (such certificates, the "CERTIFICATES") in exchange for certificates (or book entries in the case of shares that are subject to vesting and/or repurchase rights or other restrictions) representing such shares of Acquiror Common Stock. The Company shall mail or otherwise deliver the Letter of Transmittal (and the related instructions) and any other documentation required thereby to every holder of record of a Certificate and shall use its reasonable best efforts to collect from such holders such Certificates, together with such properly completed and duly executed Letters of Transmittal and any other documentation required thereby, prior to the Closing Date.

                           (ii)     Upon surrender to the Exchange Agent of a
Certificate (or delivery of an affidavit of lost certificate and an indemnity in form and substance reasonably satisfactory to Acquiror and the Exchange Agent) together with a properly completed and duly executed Letter of Transmittal, any required Form W-9 or Form W-8, and any other documentation required thereby, the holder of record of such Certificate shall be entitled to receive a certificate (or a book entry in the case of shares that are subject to vesting and/or repurchase rights or other restrictions) representing the number of whole shares of Acquiror Common Stock (less the number of shares of Acquiror Common Stock to be deposited into the Escrow Fund (as defined in the Escrow Agreement) on such holder's behalf pursuant to Section 2.3 hereof) that such holder has the right to receive pursuant to Section 2.1(b) in respect of such Certificate.

                           (iii)    Within 10 business days after the Closing
Date, Acquiror shall cause to be deposited with the Escrow Agent one or more certificates representing the Escrow Shares and within three business days after the Closing Date, Acquiror shall cause to be deposited with the Escrow Agent one or more certificates representing the Escrow Expense Shares. The certificate or certificates representing the Escrow Shares and the Escrow Expense Shares shall be registered in the name of (or the name of a nominee of) the Escrow Agent, as escrow agent under the Escrow Agreement.

                           (iv)     Distributions With Respect to Unexchanged
Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate as of such record date with respect to the shares of Acquiror Common Stock issuable to such holder in exchange for such Certificate until the applicable delivery requirements with respect to such Certificate as set forth in this Section 8.2(c)(iv) shall have been satisfied. Subject to applicable law and the satisfaction of the applicable delivery requirements with respect to such Certificate set forth in this Section 8.2(c)(iv), there shall be paid to the record holder of the whole shares of Acquiror Common Stock issued in exchange for such Certificate, without interest,
(i) as soon as reasonably practicable after the satisfaction of such delivery requirements, the amount of any dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time and a payment date subsequent to the date of such surrender payable with respect to such shares of Acquiror Common Stock.

                           (v)      Transfers of Ownership. If any certificate
for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                           (vi)     No Liability. Notwithstanding anything to
the contrary in this Section 8.2, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                           (vii)    Unclaimed Shares. Any portion of funds
(including any interest earned thereon) or certificates for shares of Acquiror Common Stock held by the Exchange Agent which have not been delivered to any holders of Certificates pursuant to this ARTICLE 8 within one year after the Effective Time shall promptly be paid or delivered, as appropriate, to Acquiror, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 8.2(c) shall look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for its claim for shares of Acquiror Common Stock and, only as a general unsecured creditor thereof, and any dividends or distributions (with a record date after the Effective Time) with respect to Acquiror Common Stock to which it is entitled. Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the merger consideration contemplated by Section 2.1(b) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Acquiror, free and clear of all claims or interests of any Person previously entitled thereto.

                           (viii)   No Further Ownership Rights in the Company
Capital Stock. All shares of Acquiror Common Stock issued or issuable following the surrender for exchange of shares of the Company Capital Stock in accordance with the terms hereof shall be so issued or issuable in full satisfaction of all rights pertaining to such shares of the Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of the Company Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this ARTICLE 8.

                           (ix)     Lost, Stolen or Destroyed Certificates. In
the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for

Certificate, following the making of an affidavit of that fact by the record holder thereof, such shares of Acquiror Common Stock as may be required pursuant to Section 2.1(b) in respect of such Certificate; provided, however, that Acquiror or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum as Acquiror or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation, the Exchange Agent and/or any of their respective representatives or agents with respect to such Certificate.

         8.3 Dissenting Shares. If, in connection with the Merger, holders of Company Capital Stock shall have demanded and perfected appraisal rights pursuant to Section 262 of Delaware Law or dissenters' rights pursuant to
Section 1300 of California Law, none of such Dissenting Shares shall be converted into a right to receive shares of Acquiror Common Stock as provided in
Section 2.1(b), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law or California Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law or California Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law or California Law, as the case may be (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law or California Law, as the case may be). In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its appraisal rights or dissenters' rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to
ARTICLE 2 in respect of such shares as if such shares never been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 8.2, following the satisfaction of the applicable conditions set forth in Section 8.2, the shares of Acquiror Common Stock, to which such Company Stockholder would have been entitled under Section 2.1(b) with respect to such shares, subject to the provisions of Section 2.1(g) (regarding the continuation of vesting and repurchase rights) and Section 2.3 (regarding the withholding of the Escrow Shares and the Escrow Expense Shares). The Company shall give Acquiror prompt notice (and in no event more than two business days) of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Stockholder's dissenters' rights in accordance with Delaware Law or California Law. The Company agrees that, except with Acquiror's prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters' rights.

                                   ARTICLE 9
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

         The Company's obligations to consummate the Merger and take the other actions required to be taken by the Company at the Closing are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by the Company in a writing signed on behalf of the Company and (b) by proceeding with the Closing, the Company shall be deemed to have waived any of such conditions that remain unfulfilled or unsatisfied):

         9.1 Accuracy of Representations and Warranties. The representations and warranties of Acquiror and Merger Sub set forth in ARTICLE 4
(a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date rather than the date of this Agreement (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates provided, however, that for the purposes of determining whether there has been a breach of Section 4.5 the parenthetical at the end of the third complete sentence of Section 4.5 shall be deemed to read "but prior to the date that is 13 trading days prior to the Closing"), and at the Closing the Company shall have received a certificate to such effect executed by an officer of Acquiror.

         9.2 Covenants. Acquiror shall have performed and complied in all material respects with all of its covenants contained in ARTICLE 6 and ARTICLE 7 on or before the Closing (to the extent that such covenants require performance by Acquiror on or before the Closing), and at the Closing the Company shall have received a certificate to such effect executed by an officer of Acquiror.

         9.3 No Material Adverse Change. There shall not have been any Material Adverse Change in Acquiror, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and at the Closing Company shall have received a certificate to such effect executed by an Executive Officer of Acquiror; provided that for the sake of this Section 9.3, no Material Adverse Change in Acquiror shall be deemed to have occurred if an event or circumstance that would otherwise represent a Material Adverse Change in Acquiror shall have occurred and (i) the occurrence of such event or circumstance shall have been publicly disclosed and (ii) the Acquiror Stock Price that would be in effect if the Closing were to occur notwithstanding the occurrence of such event or circumstance is not less than $1.25, and provided, further, that solely for purposes of this Section 9.3, "Acquiror Stock Price" shall mean the average of the closing prices for one share of Acquiror Common Stock as quoted on the Over the Counter Bulletin Board for the 13 consecutive trading days ending on (and including) the trading day that is immediately prior to the Closing Date; and provided, further, that if such event or circumstance shall have been publicly disclosed on a date that would otherwise be one of the 13 trading days used as the basis for calculating the Acquiror Stock Price pursuant to this Section 9.3, then solely for purposes of this sentence, calculation of Acquiror Stock Price shall be made without regard to the closing price for Acquiror Common Stock on any trading day preceding such public disclosure (including the day of such disclosure if such disclosure was not made prior to or during regular trading hours on such day). For the purpose of the preceding sentence, an event or circumstance shall be publicly disclosed by Acquiror if disclosed in a Form 8-K, 10-K or 10-Q, including an amendment to any of the foregoing, filed by Acquiror with the SEC, or in a press release disseminated by Acquiror in accordance with its customary practices for disseminating press releases, subsequent to the date of this Agreement or if such event or circumstance has been disclosed by means of broadly disseminated press release or similar announcement by a government agency or third party including, in the case of a third party that files reports with the SEC, by a Form 8-K, 10-K or 10-Q, including an amendment to any of the foregoing, filed by such party with the SEC.

         9.4 Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal the Merger. No litigation or proceeding shall be pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger.

         9.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger.

         9.6 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Acquiror, the Escrow Agent and the Representative.

         9.7 Company Stockholder Approvals. The Merger, the Certificate of Amendment and this Agreement shall have been duly and validly approved and adopted, as required by Delaware Law, California Law and the Company's Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote of the Company Stockholders.

         9.8 Issuance of Permit; Registration Statement. The Permit shall have been issued by the California Commissioner and no stop order suspending the effectiveness of the Permit or any part thereof shall have been issued and no proceeding for that purpose, no similar proceeding in respect of the Permit shall have been initiated or threatened by the Department of Corporations of the State of California, and all requests for additional information on the part of the Department of Corporations of the State of California shall have been complied with to the reasonable satisfaction of the parties hereto or the Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

         9.9 Listing. The shares of Acquiror Common Stock issuable in the Merger and such other shares of Acquiror Common Stock reserved for issuance in connection with the Merger and the transactions contemplated hereby shall be immediately eligible for trading upon the Over the Counter Bulletin Board.

         9.10 Opinion of Acquiror's Legal Counsel. Acquiror shall have received from Fenwick & West, legal counsel to the Acquiror, an opinion opining to the matters set forth in Exhibit I-1.

                                   ARTICLE 10
              CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

         Acquiror's and Merger Sub's obligations to consummate the Merger and take the other actions required to be taken by them at the Closing are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by Acquiror and Merger Sub in a writing signed by Acquiror and (b) by proceeding with the Closing, Acquiror and Merger Sub shall be deemed to have waived any of such conditions that remains unfulfilled or unsatisfied, provided, any such waiver shall not affect in any way the rights of Acquiror Indemnified Person to seek indemnification or the obligations of Effective Time Holders to provide indemnification pursuant to the terms of
ARTICLE 12 hereof):

         10.1 Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in ARTICLE 3 (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date rather than the date of this Agreement (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Acquiror shall have received a certificate to such effect executed by the Company's President or Chief Executive Officer.

         10.2 Covenants. The Company shall have performed and complied in all material respects with all of its covenants contained in ARTICLE 5 and
ARTICLE 7 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), and at the Closing Acquiror shall have received a certificate to such effect executed by the Company's President or Chief Executive Officer.

         10.3 No Material Adverse Change. There shall not have been any Material Adverse Change in the Company, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and at the Closing Acquiror shall have received a certificate to such effect executed by the Company's President or Chief Executive Officer.

         10.4 Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding, or any judgment or ruling by any Governmental Authority that
(a) prohibits or renders illegal or imposes limitations on the Merger; or (b) prohibits or renders illegal Acquiror's right to conduct the Company Business on or after consummation of the Merger. No litigation or proceeding shall be pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger.

         10.5 Government Consents; Permit. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger. The Permit shall have been issued by the California Commissioner and no stop order suspending the effectiveness of the Permit or any part thereof shall have been issued and no proceeding for that purpose, no similar proceeding in respect of the Permit shall have been initiated or threatened by the Department of Corporations of the State of California, and all requests for additional information on the part of the Department of Corporations of the State of California shall have been complied with to the reasonable satisfaction of the parties hereto.

         10.6 Opinion of Company's Legal Counsel. Acquiror shall have received from Heller Ehrman White & McAuliffe LLP, legal counsel to the Company, an opinion opining to the matters set forth in Exhibit J.

         10.7 Consents. Acquiror shall have received duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Schedule 5.5 of the Company Disclosure Letter.

         10.8 Company Stockholder Approvals. The Merger, the Certificate of Amendment and this Agreement shall have been duly and validly approved and adopted, as required by Delaware Law, California Law and the Company's Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote of the Company Stockholders.

         10.9 Voting and Employment Matters. The Voting Agreement of each of the persons identified on Exhibit B-1 shall continue to be in full force and effect. The Employment Offer Letters of each of the persons identified on Exhibit C-1 shall continue to be in full force and effect.

         10.10 Conversion of Promissory Notes; Termination of Other Rights. All outstanding convertible promissory notes and any other direct or indirect rights to acquire shares of Company Capital Stock (other than Company Options and Company Warrants) shall have been exercised and converted into shares of Company Capital Stock and shall have been terminated without further obligation or Liability of the Company, Acquiror or the Surviving Corporation (other than to issue the shares of Acquiror Common Stock in respect of the shares of Company Capital Stock into which such notes were converted as contemplated by Section 2.1(b)).

         10.11 Termination, Modification or Satisfaction of Company Stockholder Documents and Rights. Each of the agreements identified on Schedule
10.11 shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the parties to the agreements identified on
Schedule 10.11 shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing.

         10.12 Resignations of Directors and Officers. The persons holding the positions of a director or officer of the Company and each Company Subsidiary, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.

         10.13 Company Sale Participation Program. The individuals entitled to receive bonus payments under the Company Sale Participation Program and the Stevenson Agreement shall have entered into binding arrangements with the Company in a form reasonably satisfactory to Acquiror to accept Acquiror Common Stock in exchange for the right to receive such payments, as provided in Section 6.9.

         10.14 Closing Merger Expense Certificate. Acquiror shall have received the Closing Merger Expense Certificate from the Company, provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the Closing Merger Expense Certificate is accurate and shall not diminish Acquiror's remedies hereunder to be indemnified for Indemnifiable Merger Expenses.

         10.15 Spreadsheet. Acquiror shall have received the Spreadsheet from the Company; provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the Spreadsheet is accurate and shall not diminish Acquiror's remedies hereunder if the Spreadsheet is not accurate.

         10.16 Lockup Agreements. If the Closing Date occurs prior to April 30, 2004, each Company Stockholder entitled to receive shares of Acquiror Common Stock in connection with the Merger shall have executed and delivered to Acquiror a Lockup Letter Agreement in substantially the form attached hereto as Exhibit K.

         10.17 Section 280G Approval. The 280G Proposal shall have been subject to a vote by the Company Stockholders as required by Section 5.11(d), and, as required by Section 5.11(c), each "disqualified individual" set forth on
Schedule 5.11(c) of the Company Disclosure Letter shall have agreed pursuant to the terms of the Parachute Payment Waiver, to, and shall, forfeit any payments that would be non-deductible if the stockholder approval described in Section 5.11(d) is not obtained.

         10.18 Company Good Standing Certificates. Acquiror shall have received a certificate from the Delaware Secretary of State and each other State in which the Company or any Company Subsidiary is qualified to do business as a foreign corporation certifying that the Company or such Company Subsidiary is in good standing and that all applicable taxes and fees of the Company or such Company Subsidiary through and including the Closing Date have been paid.

         10.19 Termination of Company Benefit Arrangements. The Company shall have delivered (a) a true, correct and complete copy of resolutions adopted by the Board of Directors of the Company, certified by the Secretary of the Company, authorizing the termination of the Company's 401(k) Plan, and (b) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination.

         10.20 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Escrow Agent and the Representative.

         10.21 Termination of Interim Funding Agreement. The Interim Funding Agreement and all agreements entered into in connection with the Interim Funding Agreement (including, without limitation, any promissory notes or security agreements) shall have been terminated and shall no longer be of any force or effect.

         10.22 FIRPTA. Acquiror, as agent for the stockholders of the Company, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in form and substance reasonably satisfactory to Acquiror, which states that shares of Company Capital Stock do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3).

                                   ARTICLE 11
                            TERMINATION OF AGREEMENT

         11.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Acquiror and the Company.

         11.2     Unilateral Termination.

                  (a) Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

                  (b) Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Time on the later of: (i) May 31, 2004 or
(ii) the date that is one hundred twenty (120) days after the date that the parties determine that the filing of a Registration Statement pursuant to
Section 7.1(f) is required; provided, however, that the right to terminate this Agreement pursuant to this Section 11.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in
ARTICLE 9 or ARTICLE 10 to be fulfilled or satisfied on or before such date.

                  (c) Either Acquiror or the Company may terminate this Agreement at any time prior to the Effective Time if (a) the other has committed a breach of (i) any of its representations and warranties under ARTICLE 3 or
ARTICLE 4, as applicable, or (ii) any of its covenants under ARTICLE 5 or
ARTICLE 6, as applicable, and has not cured such breach within ten business days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 11.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (b) if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in ARTICLE 10 or
ARTICLE 9, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 11.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

                  (d) Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if any required approval of the Company Stockholders approving the Merger and adopting this Agreement and the Certificate of Amendment shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly noticed and held meeting of stockholders (or at any adjournment thereof) or by written consent within 20 business days following the issuance of the Permit or the effectiveness of the Registration Statement; provided, however, that the right to terminate this Agreement under this Section 11.2(d) shall not be available to the Company where the failure to obtain stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement.

                  (e) Acquiror, by giving written notice to the Company, may terminate this Agreement if (i) the Company's Board of Directors shall have for any reason recommended, endorsed, accepted or agreed to an Alternative Transaction or shall have resolved to do any of the foregoing, (ii) the Company shall have materially breached Section 5.7 (No Other Negotiations), or (iii) if an inquiry, offer or proposal for an Alternative Transaction shall have been made and the Company's Board of Directors of the Company in connection therewith does not within five business days of Acquiror's request to do so, reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and reject such Alternative Transaction.

         11.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (i) the provisions of this Section 11.3 (Effect of Termination) and ARTICLE 13 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any material breach of any of such party's representations, warranties or covenants contained herein.

                                   ARTICLE 12
                  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                       AND REMEDIES; CONTINUING COVENANTS

         12.1 Survival. If the Merger is consummated, the representations and warranties of the parties contained in this Agreement, the parties' respective Disclosure Letters and the certificates of Acquiror and the Company delivered pursuant to Sections 9.1, 9.2 and 9.3 and Sections 10.1, 10.2 and 10.3, respectively, shall survive the Effective Time and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the Expiration Date; provided, however, that the representations and warranties of the Company contained in
Section 3.4 (Capitalization) will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations for claims against the Effective Time Holders (as defined in Section 2.3) which seek recovery of Damages arising out of a failure of such representations or warranties; provided, however, that no right to indemnification pursuant to ARTICLE 12 in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Acquiror Indemnified Person or Effective Time Holder under ARTICLE 12 or otherwise to seek recovery of Damages arising out of any fraud, willful breach or intentional misrepresentation by the Company or any Company Subsidiary on the one hand, or Acquiror, on the other, until the expiration of the applicable statute of limitations. If the Merger is consummated, all covenants of the parties (including the covenants set forth in ARTICLE 5 and ARTICLE 6) shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants provide that they are to be performed after the Effective Time; provided, however, that no right to indemnification pursuant to ARTICLE 12 in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.

         12.2     Agreement to Indemnify.

                  (a) Each Effective Time Holder shall severally (based on each such holder's Pro Rata Share), and not jointly, indemnify and hold harmless Acquiror and its officers, directors, agents, representatives, stockholders and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as an "ACQUIROR INDEMNIFIED PERSON" and collectively as "ACQUIROR INDEMNIFIED PERSONS") from and against any and all losses, reductions in value, costs, damages, Liabilities and expenses (including reasonable attorneys' fees, other professionals' and experts' fees, costs of investigation and court costs, other than such expenses incurred in seeking indemnification hereunder, which are addressed in Section 13.8), calculated net of actual recoveries under existing insurance policies (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums) (hereinafter collectively referred to as "DAMAGES"), arising from assessments, taxes, claims, demands, assertions of liability, or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly arising out of, resulting from or in connection with: (i) any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Letter, to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date rather than the date of this Agreement, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates); (ii) any failure of any certification, representation or warranty made by the Company pursuant to Section 10.1, 10.2 or 10.3 to be true and correct as of the date such certificate is delivered to Acquiror; (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement; (iv) any inaccuracies in the Spreadsheet; or
(v) any Indemnifiable Merger Expenses.

                  (b) Acquiror shall indemnify and hold harmless each Effective Time Holder from and against any and all Damages, arising from assessments, taxes, claims, demands, assertions of liability, or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly arising out of, resulting from or in connection with: (i) any failure of any representation or warranty made by Acquiror or Merger Sub in this Agreement or the Acquiror Disclosure Letter to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date rather than the date of this Agreement, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates; provided, however, that for the purposes of determining whether there has been a breach of Section 4.5 the parenthetical at the end of the third complete sentence of Section 4.5 shall be deemed to read "but prior to the date that is 13 trading days prior to the Closing"); (ii) any failure of any certification, representation or warranty made by Acquiror or Merger Sub pursuant to Sections 9.1, 9.2 or 9.3 to be true and correct as of the date such certificate is delivered to the Company; and (iii) any breach of or default in connection with any of the covenants or agreements made by Acquiror or Merger Sub in this Agreement, the Acquiror Disclosure Letter or any exhibit or schedule to this Agreement.

         12.3     Limitations.

                  (a) If the Merger is consummated, recovery from the Escrow Shares shall be the sole and exclusive remedy under this Agreement for the matters listed in the foregoing clauses (i)-(v) of Section 12.2(a), except in the case of (i) fraud, willful breach or intentional misrepresentation by the Company, (ii) any failure of any of the representations and warranties contained in Section 3.4 (Capitalization) to be true and correct as aforesaid, or (iii) any inaccuracies in the Spreadsheet. In the case of (i) fraud, willful breach or intentional misrepresentation by the Company or any Company Subsidiary, (ii) any failure of any of the representations and warranties contained in Section 3.4 (Capitalization) to be true and correct as aforesaid, or (iii) any inaccuracies in the Spreadsheet, after Acquiror has exhausted or made claims upon all amounts of Escrow Shares (after taking into account all other claims for indemnification from the Escrow Shares made by Acquiror), each Effective Time Holder shall be liable for such holder's Pro Rata Share of the amount of any Damages resulting therefrom; provided, however, that such liability shall be limited to such holder's Pro Rata Share of the Total Consideration.

                  (b) Notwithstanding anything contained herein to the contrary, no Acquiror Indemnified Person may receive any Escrow Shares in respect of any claim for indemnification that is made pursuant to clauses (i),
(ii), or (iv) of Section 12.2(a) and does not involve fraud, willful breach or intentional misrepresentation by the Company or any Company Subsidiary unless and until Damages in an aggregate amount greater than $200,000 (the "BASKET") have been incurred, paid or properly accrued, in which case the Acquiror Indemnified Persons may make claims for indemnification for all Damages, including the amount of the Basket. In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard contained in such representation or warranty shall be disregarded. Claims for indemnification made pursuant to clauses (iii) or (v) of Section 12.2(a) or involving fraud, willful breach or intentional misrepresentation by the Company shall not reduce the amount of the Basket applicable to subsequent claims for indemnification pursuant to clauses (i), (ii) or (iv) of Section 12.2(a).

                  (c) If the Merger is consummated, no Effective Time Holder may receive any consideration from Acquiror in respect of any claim for indemnification that is made pursuant to Section 12.2(b)(i) or (ii) and does not involve fraud, willful breach or intentional misrepresentation by Acquiror or Merger Sub unless and until Damages in an aggregate amount greater than the Basket have been incurred, paid or properly accrued by all Effective Time Holders, in which case the Effective Time Holders may make claims for all Damages, including the amount of the Basket. Further, except in the case of fraud, willful breach or intentional misrepresentation by Acquiror or Merger Sub, the aggregate amount of Damages for which Acquiror shall be liable to all Effective Time Holders shall not exceed a dollar amount equal to 11.93% of the value of the Acquiror Common Stock (based on per share value equal to the Acquiror Stock Price) into which the shares of Company Capital Stock outstanding immediately prior to the Effective Time are converted pursuant to the Merger as provided in Section 2.1(b)(i) and (ii). If the Merger is consummated, recovery from Acquiror under
Section 12.2(b) as limited by this Section 12.3(c) shall be the sole and exclusive remedy under this Agreement for the matters listed in Section 12.2(b) except in the case of fraud, willful breach or intentional misrepresentation by Acquiror or Merger Sub. In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard contained in such representation or warranty shall be disregarded. Claims for indemnification made pursuant to clauses (iii) of Section 12.2(b) or involving fraud, willful breach or intentional misrepresentation by Acquiror or Merger Sub shall not reduce the amount of the Basket applicable to subsequent claims for indemnification pursuant to clauses (i) or (ii) of Section 12.2(b).

         12.4     Appointment of Representative.

                  (a) By voting in favor of the Merger or participating in the conversion of Company Common Stock or, as the case may be, by receiving shares of Acquiror Common Stock pursuant to Section 6.9 hereof in exchange for outstanding claims pursuant to the Assumed Bonus Payments, each Effective Time Holder approves the designation of and designates the Representative as the representative of the Effective Time Holders and as the attorney-in-fact and agent for and on behalf of each Effective Time Holder with respect to claims for indemnification under this ARTICLE 12 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (a) give and receive notices and communications to or from Acquiror (on behalf of itself of any other Acquiror Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (b) authorize the release or delivery to Acquiror of the Escrow Shares in satisfaction of indemnification claims by Acquiror or any other Acquiror Indemnified Person pursuant to this ARTICLE 12 (including by not objecting to such claims); (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to, (i) indemnification claims by Acquiror or any other Acquiror Indemnified Person pursuant to this ARTICLE 12 or (ii) any dispute between any Acquiror Indemnified Person and any such holder, in each case relating to this Agreement or the Escrow Agreement; and (d) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. Any claim for indemnification under Section 12.2(b) by an Effective Time Holder must be made on behalf of such Effective Time Holder by the Representative. The Representative shall have authority and power to act on behalf of each Effective Time Holder with respect to the disposition, settlement or other handling of all claims under this ARTICLE 12 and all rights or obligations arising under this ARTICLE 12. The Effective Time Holders shall be bound by all actions taken and documents executed by the Representative in connection with this ARTICLE 12, and Acquiror and other Acquiror Indemnified Persons shall be entitled to rely on any action or decision of the Representative. The individual serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Shares then on deposit with the Escrow Agent upon not less than ten days prior written notice to Acquiror. No bond shall be required of the Representative, and the Representative shall receive no compensation for his services. Notices or communications to or from the Representative shall constitute notice to or from each of the Effective Time Holders.

                  (b) In performing the functions specified in this Agreement, the Representative shall not be liable to any Effective Time Holder in the absence of gross negligence or willful misconduct on the part of the Representative. Each Effective Time Holder shall severally (based on each such holder's Pro Rata Share), and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative. If not paid directly to the Representative by the Effective Time Holders, such losses, liabilities or expenses may be recovered by the Representative from Escrow Shares otherwise distributable to the Effective Time Holders (and not distributed or distributable to any Acquiror Indemnified Person or subject to a pending indemnification claim of any Acquiror Indemnified Person) following the Expiration Date pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Effective Time Holders according to their respective Pro Rata Shares.

         12.5     Notice of Claim.

                  (a) As used herein, the term "CLAIM" means a claim for indemnification of Acquiror or any other Acquiror Indemnified Person or of an Effective Time Holder for Damages under this ARTICLE 12.

                  (b) Acquiror may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Acquiror Indemnified Person, and Acquiror shall give written notice of a Claim executed by an officer of Acquiror (a "NOTICE OF CLAIM") to the Representative (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Shares) promptly after Acquiror becomes aware of the existence of any potential claim by an Acquiror Indemnified Person for indemnification from the Effective Time Holders under this ARTICLE 12, arising from or relating to:

                           (i)      Any matter specified in Section 12.2(a); or

                           (ii)     the assertion, whether orally or in writing,
against Acquiror or any other Acquiror Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Acquiror or such other Acquiror Indemnified Person (in each such case, a "THIRD-PARTY CLAIM") that is based on, arises out of or relates to any matter specified in Section 12.2(a).

         The period during which claims may be initiated (the "CLAIMS PERIOD") for indemnification from the Escrow Shares shall commence at the Effective Time and terminate on the Expiration Date. The Claims Period for indemnification from and against Damages arising out of, resulting from or in connection with (i) fraud, willful breach or intentional misrepresentation by the Company or any Company Subsidiary, (ii) any failure of any of the representations and warranties contained in Section 3.4 (Capitalization) to be true and correct as aforesaid, or (iii) any inaccuracies in the Spreadsheet shall commence at the Effective Time and terminate upon the expiration of the applicable statute of limitations. Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered to the Representative prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period. Until the expiration of the applicable Claims Period, no delay on the part of Acquiror in giving the Representative a Notice of Claim shall relieve the Representative or any Effective Time Holder from any of its obligations under this ARTICLE 12 unless (and then only to the extent that) the Representative or the Effective Time Holders are materially prejudiced thereby.

                  (c) The Representative may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Effective Time Holder, and Representative shall give written notice of a Claim (a "NOTICE OF CLAIM") to the Acquiror promptly after Representative becomes aware of the existence of any potential claim by an Effective Time Holder for indemnification from the Acquiror under this Section 12.5, arising from or relating to any matter specified in Section 12.2(b). The Claims Period for indemnification from and against Damages arising out of, resulting from or in connection with the matters specified in Section 12.2(b) shall commence at the Effective Time and terminate on the Expiration Date. The Claims Period for indemnification from and against Damages arising out of, resulting from or in connection with fraud, willful breach or intentional misrepresentation by Acquiror shall commence at the Effective Time and terminate upon the expiration of the applicable statute of limitations. Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered to the Acquiror prior to the Expiration Date with respect to facts and circumstances existing prior to the Expiration Date shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the occurrence of the Expiration Date. Until the Expiration Date, no delay on the part of the Representative in giving the Acquiror a Notice of Claim shall relieve Acquiror from any of its obligations under this Section 12.5 unless (and then only to the extent that) the Acquiror is materially prejudiced thereby.

         12.6     Defense of Third-Party Claims.

                  (a) Acquiror shall determine and conduct the defense or settlement of any Third-Party Claim, and the costs and expenses incurred by Acquiror in connection with such defense or settlement (including reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which Acquiror may seek indemnification pursuant to a Claim made by any Acquiror Indemnified Person hereunder.

                  (b) The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Acquiror Indemnified Person and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

                  (c) No settlement of any such Third-Party Claim with any third party claimant shall be determinative of the existence of or amount of Damages relating to such matter, except with the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Representative shall have objected within 22 days after a written request for such consent by Acquiror.

         12.7     Contents of Notice of Claim.

                  (a)      Each Notice of Claim by Acquiror given pursuant to
Section 12.5 shall contain the following information:

                           (i)      that Acquiror or another Acquiror
Indemnified Person has directly or indirectly incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Acquiror Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Acquiror Indemnified Person under this ARTICLE
12); and

                           (ii)     a brief description, in reasonable detail
(to the extent reasonably available to Acquiror), of the facts, circumstances or events giving rise to the alleged Damages based on Acquiror's good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Acquiror) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

                  (b) Each Notice of Claim by the Representative given pursuant to Section 12.5 shall contain the following information:

                           (i)      that the Representative or another Effective
Time Holder has directly or indirectly incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim; and

                           (ii)     a brief description, in reasonable detail
(to the extent reasonably available to the Representative), of the facts, circumstances or events giving rise to the alleged Damages based on the Representative's good faith belief thereof, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

         12.8     Resolution of Notice of Claim.

                  (a) Each Notice of Claim given by Acquiror shall be resolved as follows:

                           (i)      Uncontested Claims. If, within 30 days after
a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Acquiror as provided in Section 12.8(a)(ii), the Representative shall be conclusively deemed to have consented, on behalf of all Effective Time Holders, to the recovery by the Acquiror Indemnified Person of the full amount of Damages (subject to the limits contained in this ARTICLE 12) specified in the Notice of Claim in accordance with this ARTICLE 12, including the forfeiture of Escrow Shares, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Effective Time Holders for such amount in any court having jurisdiction over the matter where venue is proper.

                           (ii)     Contested Claims. If the Representative
gives Acquiror written notice contesting all or any portion of a Notice of Claim (a "CONTESTED CLAIM") (with a copy to the Escrow Agent) within the 30 day period specified in Section 12.8(i)(i), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Acquiror and the Representative (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within 30 days following receipt by Acquiror of the written notice from the Representative, by binding litigation between Acquiror and the Representative in accordance with the terms and provisions of Section 12.8(c).

                  (b) Each Notice of Claim given by the Representative shall be resolved as follows:

                           (i)      Uncontested Claims. If, within 30 days after
a Notice of Claim is received by Acquiror, Acquiror does not contest such Notice of Claim in writing to Representative as provided in Section 12.8(b)(ii), the Acquiror shall be conclusively deemed to have consented to the recovery by the Effective Time Holders of the full amount of Damages (subject to the limits contained in this ARTICLE 12) specified in the Notice of Claim in accordance with this Section 12.8, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Acquiror for such amount in any court having jurisdiction over the matter where venue is proper.

                           (ii)     Contested Claims. If the Acquiror gives the
Representative written notice of a Contested Claim within the 30 day period specified in Section 12.8(b)(i), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Acquiror and the Representative or (ii) in the absence of such a written settlement agreement within 30 days following receipt by the Representative of the written notice from the Acquiror, by binding litigation between Representative and Acquiror in accordance with the terms and provisions of Section 12.8(c).

                  (c) Litigation of Contested Claims. Either Acquiror or the Representative may bring suit in the courts of the State of California and the Federal courts of the United States of America located within the County of Santa Clara in the State of California to resolve a Contested Claim. Regardless of which party brings suit to resolve a matter, the party seeking indemnification shall bear the burden of proof by a preponderance of the evidence that it is entitled to indemnification pursuant to this ARTICLE 12. The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement and the Effective Time Holders, as applicable, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Shares in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this
Section 12.8(c), in any suit hereunder in which any claim or the amount thereof stated in a Notice of Claim is at issue, the party seeking indemnification shall be deemed to be the non-prevailing party unless the trial court awards such party more than one-half of the amount in dispute; otherwise, the party from whom indemnification is sought shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the suit.

         12.9 Release of Remaining Escrow Shares. Within five business days following the Expiration Date, Acquiror shall instruct the Escrow Agent to deliver to the Effective Time Holders all of the remaining Escrow Shares (if any) in excess of any amount of Escrow Shares that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Representative before the expiration of the Claims Period. If any Claims are unresolved, unsatisfied or disputed as of the expiration of the Claims Period, then the Escrow Agent shall retain possession and custody of that amount of Escrow Shares (based upon a per share price equal to the Acquiror Stock Price) that equals the total maximum amount of Damages then being claimed by Acquiror Indemnified Persons in all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, the Escrow Agent shall deliver to the Effective Time Holders all remaining Escrow Shares (if any) not required to satisfy such Claims. If within 10 days following the Closing the Representative has not presented to Acquiror reasonably satisfactory evidence that all Merger Expenses have been paid in full, the Escrow Agent shall sell the Escrow Expense Shares and use the proceeds of such sale to pay Merger Expenses.

         12.10 Tax Consequences of Indemnification Payments. All payments (if any) made to an Acquiror Indemnified Person pursuant to any indemnification obligations under this ARTICLE 12 will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

                                   ARTICLE 13
                                  MISCELLANEOUS

         13.1 Governing Law. The internal laws of the State of California, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that issues involving the consummation and effects of the Merger shall be governed by the laws of the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of Santa Clara in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 12.8(c)), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.9 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in Santa Clara County, California.

         13.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Acquiror, including any successor to, or assignee of, all or substantially all of the business and assets of Acquiror. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

         13.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         13.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

         13.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

         13.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 13.6 at any time before or after adoption of this Agreement by the Company Stockholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Stockholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Acquiror, by action taken by its Board of Directors, may, to the extent legally allowed,
(a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         13.7 Expenses. Except as expressly provided otherwise herein, whether or not the Merger is successfully consummated, each party shall bear its respective legal, auditors', investment bankers' and financial advisors' fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby, it being the intention of the parties that if the Merger is consummated, the Merger Expenses be regarded for purposes of this
Section 13.7 as expenses of the Company Stockholders and not of the Company.

         13.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

         13.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 13.9:

                  If to Acquiror or Merger Sub:

                           Covad Communications Group, Inc.
                           110 Rio Robles
                           San Jose, CA 95134-1813
                           Attention: Thaddeus G. Stephens
                           Facsimile No.: (408) 952-7687
                           Telephone No.: (408) 952-6400

                  with a copy to:

                           Fenwick & West LLP
                           Silicon Valley Center
                           801 California Street
                           Mountain View, CA 94041
                           Attention:  Daniel J. Winnike, Esq.
                           Facsimile No.: (650) 988-8500
                           Telephone No.: (650) 938-5200

                  If to the Company:

                           GoBeam, Inc.
                           5050 Hopyard Road, Suite 350
                           Pleasanton, CA 94588
                           Attention: President
                           Facsimile No.: (925) 847-1792
                           Telephone No.: (925) 314-3631

                  with a copy to:

                           Heller Ehrman White and McAuliffe LLP
                           4350 La Jolla Village Drive, 7th Floor
                           San Diego, CA 92122
                           Attention: Craig S. Andrews, Esq.
                           Facsimile No.:  (858) 540-8400
                           Telephone No.:  (858) 450-8499

                  If to the Representative:

                           Eduardo Briceno
                           c/o Sprout Group
                           3000 Sand Hill Road
                           Building 3, Suite 170
                           Menlo Park, CA 94025
                           Facsimile No.: (650) 234-2779
                           Telephone No.: (650) 234-2700

                  with a copy to:

                           Keith Geeslin
                           c/o Francisco Partners
                           2882 Sand Hill Road, Suite 280
                           Menlo Park, CA 94025
                           Facsimile No.: (650) 233-2999
                           Telephone No.: (650) 233-2900

         13.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words "include",

"includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation". The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. For purposes of delivering the closing certificates required by Sections 10.1, 10.2 and 10.3, the Company may provide to Acquiror a schedule of any changes to the Company Disclosure Letter that the Company believes are required to make the bring-down representations contained in such certificates true as of the date of delivery thereof. For the purpose of delivering the closing certificates required by Sections 9.1, 9.2 and 9.3, Acquiror may provide to the Company a schedule of any changes to the Acquiror Disclosure Letter that Acquiror believes are required to make the bring-down representations contained in such certificates true as of the date of delivery thereof. The proposed delivery of such a schedule by the Company or Acquiror shall not be deemed to amend the Company Disclosure Letter or the Acquiror Disclosure Letter, as the case may be, including without limitation, shall not limit the right of the other party to indemnification under ARTICLE 12 hereof, or any right of the other party not to consummate the Merger in accordance with Section ARTICLE 9 or
ARTICLE 10, as applicable, with respect to any matters disclosed in such a schedule.

         13.11 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Section 6.5 is intended to benefit the Company Indemnified Parties and ARTICLE 12 is intended to benefit the Acquiror Indemnified Persons.

         13.12 Public Announcement. Upon execution of this Agreement, Acquiror and the Company shall issue a press release approved by both parties announcing the Merger. Thereafter, Acquiror may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such initial and mutually agreed press release, neither party shall make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law) and the Company shall inform its officers, directors, employees, stockholders and agents who are aware of the transactions contemplated hereby of prohibitions against trading in shares of Acquiror Common Stock imposed by federal and state securities laws.

         13.13 Confidentiality. The Company and Acquiror each confirm that they have entered into the Mutual NDA and that they are each bound by, and shall abide by, the provisions of such Mutual NDA; provided, however, that Acquiror shall not be bound by such Mutual NDA after the Closing. If this Agreement is terminated, the Mutual NDA shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Mutual NDA.

         13.14 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Mutual NDA. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         13.15 U.S. Federal Income Tax Non-Confidentiality. Notwithstanding anything provided herein, and any express or implied claims of exclusivity or proprietary rights, all parties to this Agreement hereby agree and acknowledge that each of them (and each of their employees, representatives or other agents) is authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the U.S. federal or state income tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such U.S. federal income tax treatment and tax structure, except to the extent that such disclosure is subject to restrictions reasonably necessary to comply with applicable securities laws.

         13.16 Waiver of Jury Trial. EACH OF ACQUIROR, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIROR, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                              [SIGNATURE PAGE NEXT]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COVAD COMMUNICATIONS GROUP, INC.                   GOBEAM, INC.

By: /s/ Charles E. Hoffman                         By: /s/ William Jarvis
   ----------------------------------------           --------------------------

Name: Charles E. Hoffman                           Name: William Jarvis

Title: President & Chief Executive Officer         Title: President and CEO

COVAD COMMUNICATIONS INVESTMENT CORP.              REPRESENTATIVE

By: /s/ Charles E. Hoffman                         By: /s/ Eduardo Briceno
   ----------------------------------------           --------------------------

Name: Charles E. Hoffman                           Name: Eduardo Briceno

Title: President

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                LIST OF EXHIBITS

Exhibit A         Form of Certificate of Merger
Exhibit B-1       List of Signatories to Voting Agreement
Exhibit B-2       Form of Voting Agreement
Exhibit C-1       List of Signatories to Employment Offer Letter
Exhibit C-2       Form of Employment Offer Letter
Exhibit D-1       List of Signatories to Non-Solicitation Agreement
Exhibit D-2       Form of Non-Solicitation Agreement
Exhibit E         Certificate of Amendment
Exhibit F         Form of Escrow Agreement
Exhibit G         Form of Parachute Payment Waiver
Exhibit H         Letter of Transmittal
Exhibit I         Matters to be Covered in the Opinion of Fenwick & West LLP
Exhibit J         Matters to be Covered in the Opinion of Heller Ehrman White &
                  McAuliffe LLP
Exhibit K         Form of Lockup Letter Agreement

                                    Exhibit A

                          Form of Certificate of Merger

                                   Exhibit B-1

                     List of Signatories to Voting Agreement

1.       Robert Stevenson

2.       Jeffrey Stern

3.       Larry Stanfel

4.       Enterprise Partners V

5.       CMEA Ventures II, LP

6.       CMEA Ventures Information Technology II

7.       CMEA Ventures Information Technology II, Civil Law Partnership

8.       LMS Capital (Bermuda) Ltd.

9.       DLJ Capital Corp.

10.      DLJ ESC II, LP

11.      Sprout Capital VIII

12.      Sprout Venture Capital LP

13.      Sprout Capital IX LP

14.      Sprout Entrepreneurs Fund

                                   Exhibit B-2

                            Form of Voting Agreement

                                   Exhibit C-1

                 List of Signatories to Employment Offer Letter

1.       William C. Jarvis

2.       Timothy C. Gaines

3.       Larry Stanfel

                                   Exhibit C-2

                         Form of Employment Offer Letter

                                   Exhibit D-1

                List of Signatories to Non-Solicitation Agreement

Founders

1.       Robert Stevenson

2.       Jeff Stern

Other Company Employees

1.       Terry W. Murphy

2.       Kevin Gavin

                                   Exhibit D-2

                       Form of Non-Solicitation Agreement

                                    Exhibit E

                            Certificate of Amendment

                                    Exhibit F

                            Form of Escrow Agreement

                                    Exhibit G

                        Form of Parachute Payment Waiver

                                    Exhibit H

                              Letter of Transmittal

                                    Exhibit I

           Matters to be Covered in the Opinion of Fenwick & West LLP

                                    Exhibit J

   Matters to be Covered in the Opinion of Heller Ehrman White & McAuliffe LLP

                                    Exhibit K

                         Form of Lockup Letter Agreement

                                  Schedule 5.5

                               Necessary Consents

1. Lease Agreement dated October 23, 2000, as amended, between Wolfe Road Project #2 and the Company.

2. Sublease dated February 27, 2003 between ADC Telecommunications, Inc. and the Company and the Office Lease Agreement dated June 30, 2000 between Chawin Property, Inc. and ADC Telecommunications Sales, Inc.

3. Early Adopter License Agreement between the Company and Sylantro Systems Corporation dated December 15, 2000, as amended pursuant to First Amendment to Early Adopter License Agreement dated March 22, 2002, Second Amendment to Early Adopter License Agreement dated March 3, 2003, Third Amendment to Early Adopter License Agreement dated September 30, 2003, and Fourth Amendment to Early Adopter License Agreement, dated December 15, 2003.

                                 Schedule 10.11

1. The Security Agreement dated November 26, 2003 among the Company and certain of the Company's Series A stockholders, as listed on Exhibit A thereto.

2. Amended and Restated Investors' Rights Agreement among the Company, Robert Stevenson, Jeffrey Stern and the Holders listed on Schedule A thereto dated May 7, 2001, as amended pursuant to First Amendment to Amended and Restated Investors' Rights Agreement among the Company, Robert Stevenson, Jeffrey Stern, the Majority Holders (as defined therein) and the Additional Investors (as defined therein) dated July 13, 2001; Second Amendment to Amended and Restated Investors' Rights Agreement among the Company and the Majority Holders (as defined therein) dated January 23, 2002; and Third Amendment to Amended and Restated Investors' Rights Agreement among the Company and the Majority Holders (as defined therein) dated May 29, 2002.

                                TABLE OF CONTENTS

                                                                                                                    PAGE
ARTICLE 1         CERTAIN DEFINITIONS...........................................................................      2
ARTICLE 2         The merger....................................................................................     11
         2.1      Conversion of Shares..........................................................................     11
         2.2      Other Rights Not Assumed......................................................................     13
         2.3      Escrow........................................................................................     13
         2.4      Effects of the Merger.........................................................................     14
         2.5      Tax Consequences and Withholding..............................................................     14
         2.6      Further Assurances............................................................................     15
ARTICLE 3         Representations and Warranties of the Company.................................................     15
         3.1      Organization and Good Standing................................................................     15
         3.2      Subsidiaries..................................................................................     16
         3.3      Power, Authorization and Validity.............................................................     17
         3.4      Capitalization of the Company.................................................................     17
         3.5      No Conflict...................................................................................     19
         3.6      Litigation....................................................................................     20
         3.7      Taxes.........................................................................................     20
         3.8      Company Financial Statements..................................................................     22
         3.9      Title to Properties...........................................................................     22
         3.10     Absence of Certain Changes....................................................................     23
         3.11     Contracts, Agreements, Arrangements, Commitments and Undertakings.............................     25
         3.12     No Default; No Restrictions...................................................................     27
         3.13     Intellectual Property.........................................................................     28
         3.14     Compliance with Laws..........................................................................     32
         3.15     Certain Transactions and Agreements...........................................................     33
         3.16     Employees, ERISA and Other Compliance.........................................................     33
         3.17     Corporate Documents...........................................................................     37
         3.18     Merger Expenses...............................................................................     37
         3.19     Books and Records.............................................................................     38
         3.20     Insurance.....................................................................................     38
         3.21     Environmental Matters.........................................................................     38
         3.22     No Existing Discussions.......................................................................     39
         3.23     Customers and Suppliers.......................................................................     39
         3.24     Privacy.......................................................................................     40
         3.25     Accounts Receivable...........................................................................     40
         3.26     Inventory.....................................................................................     41
         3.27     Affiliates....................................................................................     41
         3.28     Disclosure....................................................................................     41
ARTICLE 4         Representations and Warranties of Acquiror and Merger Sub.....................................     42
         4.1      Organization and Good Standing................................................................     42
         4.2      Capital Structure.............................................................................     42
         4.3      Power, Authorization and Validity.............................................................     42
         4.4      No Conflict...................................................................................     43
         4.5      SEC Documents; Financial Statements...........................................................     44
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         4.6      Litigation....................................................................................     45
         4.7      Compliance with Law...........................................................................     45
ARTICLE 5         Company Covenants.............................................................................     45
         5.1      Advice of Changes.............................................................................     45
         5.2      Maintenance of Business.......................................................................     45
         5.3      Conduct of Business...........................................................................     46
         5.4      Regulatory Approvals..........................................................................     48
         5.5      Necessary Consents............................................................................     49
         5.6      Litigation....................................................................................     49
         5.7      No Other Negotiations.........................................................................     49
         5.8      Access to Information.........................................................................     50
         5.9      Satisfaction of Conditions Precedent..........................................................     50
         5.10     Company Benefit Arrangements..................................................................     51
         5.11     Approval of the Company Stockholders..........................................................     51
         5.12     Notices to Company Securityholders and Employees..............................................     52
         5.13     Closing Merger Expense Certificate............................................................     52
         5.14     Amendment and Termination of Company Sale Participation Program...............................     53
         5.15     Warrants; Other Securities....................................................................     53
         5.16     Certificate of Amendment......................................................................     53
ARTICLE 6         Acquiror Covenants............................................................................     53
         6.1      Advice of Changes.............................................................................     53
         6.2      Regulatory Approvals..........................................................................     53
         6.3      Satisfaction of Conditions Precedent..........................................................     54
         6.4      Employee Benefit Matters......................................................................     54
         6.5      Indemnification of Company Directors and Officers.............................................     55
         6.6      Assumption of Options.........................................................................     55
         6.7      Form S-8......................................................................................     56
         6.8      Personnel Awards..............................................................................     57
         6.9      Assumed Bonus Payments........................................................................     57
ARTICLE 7         Additional Agreements.........................................................................     57
         7.1      Information Statement; Fairness Hearing and Permit; Blue Sky Laws.............................     57
ARTICLE 8         Closing Matters...............................................................................     60
         8.1      The Closing...................................................................................     60
         8.2      Exchange......................................................................................     60
         8.3      Dissenting Shares.............................................................................     63
ARTICLE 9         Conditions to Obligations of The Company......................................................     64
         9.1      Accuracy of Representations and Warranties....................................................     64
         9.2      Covenants.....................................................................................     64
         9.3      Compliance with Law; No Legal Restraints; No Litigation.......................................     64
         9.4      Government Consents...........................................................................     64
         9.5      Escrow Agreement..............................................................................     64
         9.6      Company Stockholder Approvals.................................................................     64
         9.7      Issuance of Permit; Registration Statement....................................................     65
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         9.8      Listing.......................................................................................     65
         9.9      Opinion of Acquiror's Legal Counsel...........................................................     65
ARTICLE 10        Conditions to Obligations of Acquiror and Merger Sub..........................................     65
         10.1     Accuracy of Representations and Warranties....................................................     65
         10.2     Covenants.....................................................................................     66
         10.3     No Material Adverse Change....................................................................     66
         10.4     Compliance with Law; No Legal Restraints; No Litigation.......................................     66
         10.5     Government Consents; Permit...................................................................     66
         10.6     Opinion of Company's Legal Counsel............................................................     66
         10.7     Consents......................................................................................     66
         10.8     Company Stockholder Approvals.................................................................     67
         10.9     Voting and Employment Matters.................................................................     67
         10.10    Conversion of Promissory Notes; Termination of Other Rights...................................     67
         10.11    Termination, Modification or Satisfaction of Company Stockholder Documents and Rights.........     67
         10.12    Resignations of Directors and Officers........................................................     67
         10.13    Company Sale Participation Program............................................................     67
         10.14    Closing Merger Expense Certificate............................................................     68
         10.15    Spreadsheet...................................................................................     68
         10.16    Lockup Agreements.............................................................................     68
         10.17    Section 280G Approval.........................................................................     68
         10.18    Company Good Standing Certificates............................................................     68
         10.19    Termination of Company Benefit Arrangements...................................................     68
         10.20    Escrow Agreement..............................................................................     69
         10.21    Termination of Interim Funding Agreement......................................................     69
         10.22    FIRPTA........................................................................................     69
ARTICLE 11        Termination of Agreement......................................................................     69
         11.1     Termination by Mutual Consent.................................................................     69
         11.2     Unilateral Termination........................................................................     69
         11.3     Effect of Termination.........................................................................     70
ARTICLE 12        Survival of Representations, Indemnification and Remedies; Continuing Covenants...............     70
         12.1     Survival......................................................................................     70
         12.2     Agreement to Indemnify........................................................................     71
         12.3     Limitations...................................................................................     72
         12.4     Appointment of Representative.................................................................     72
         12.5     Notice of Claim...............................................................................     73
         12.6     Defense of Third-Party Claims.................................................................     74
         12.7     Contents of Notice of Claim...................................................................     75
         12.8     Resolution of Notice of Claim.................................................................     75
         12.9     Release of Remaining Escrow Shares............................................................     76
         12.10    Tax Consequences of Indemnification Payments..................................................     76
ARTICLE 13        Miscellaneous.................................................................................     76
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         13.1     Governing Law.................................................................................     76
         13.2     Assignment; Binding Upon Successors and Assigns...............................................     77
         13.3     Severability..................................................................................     77
         13.4     Counterparts..................................................................................     77
         13.5     Other Remedies................................................................................     77
         13.6     Amendments and Waivers........................................................................     78
         13.7     Expenses......................................................................................     78
         13.8     Attorneys' Fees...............................................................................     78
         13.9     Notices.......................................................................................     78
         13.10    Interpretation; Rules of Construction.........................................................     80
         13.11    Third Party Beneficiary Rights................................................................     80
         13.12    Public Announcement...........................................................................     80
         13.13    Confidentiality...............................................................................     80
         13.14    Entire Agreement..............................................................................     81
         13.15    U.S. Federal Income Tax Non-Confidentiality...................................................     81
         13.16    Waiver of Jury Trial..........................................................................     81
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